AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 12, 2002

                                                 Registration No. 333-_________

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933



                              SENSE HOLDINGS, INC.
                 (Name of Small Business Issuer in Its Charter)


         Florida                       334110                         82-0326560
(State or Other Jurisdiction of    (Primary Standard Industrial (I.R.S. Employer
 Incorporation or Organization)      Classification Number)  Identification No.)

                         4503 NW 103rd Avenue, Suite 200
                                Sunrise, FL 33351
                                (954) 726 - 1422
          (Address and Telephone Number of Principal Executive Offices)
                            -------------------------

                          Dore Scott Perler, President
                         4503 NW 103rd Avenue, Suite 200
                                Sunrise, FL 33351
                                (954) 726 - 1422
            (Name, Address and Telephone Number of Agent For Service)
                         ------------------------------
                        Copies of all communications to:

                 Steven I. Weinberger, Esq.Atlas Pearlman, P.A.
                     350 East Las Olas Boulevard, Suite 1700
                            Fort Lauderdale, FL 33301
                            Telephone: (954) 763-1200
                          Facsimile No. (954) 766-7800

Approximate Date of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. []

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. []

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. []



                         CALCULATION OF REGISTRATION FEE

                                                                 Proposed                Proposed
   Title of Each                                                  Maximum                 Maximum
Class of Securities                   Amount to be            Offering Price             Aggregate               Amount of
  to be Registered                     Registered             Per Security(1)       Offering Price(1)       Registration Fee(1)
--------------------                 ---------------       ------------------       ------------------      -------------------


Common Stock, par value
$.10 per share                          4,800,834               $        .89        $     4,272,742           $        393.09

Common Stock, par value
$.10 per share(2)                       4,417,289               $        .89        $     3,931,387           $        361.69

Common Stock, par value
$.10 per share(3)                       1,406,661               $        .89        $     1,251,928           $        115.18
                                                                                                              ---------------




Total Registration Fee                                                                                        $        869.96
                                                                                                                        ======

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457. Based upon the average of the closing bid and asked prices for the common stock on April 10, 2002.

(2)      Shares issuable upon exercise of warrants.

(3)      Shares issuable upon conversion of promissory notes.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                      Subject to Completion April 12, 2002


PROSPECTUS


                              SENSE HOLDINGS, INC.


                        10,624,784 Shares of Common Stock




     This prospectus covers 10,624,784 shares of common stock of Sense Holdings, Inc. being offered by certain selling security holders, including 4,417,289 shares issuable upon exercise of outstanding warrants and 1,406,661 shares issuable upon conversion of outstanding promissory notes. We will not receive any proceeds from the sale of shares by the selling security holders.

     Our common stock is traded over-the counter, on the OTC Bulletin Board, under the trading symbol "SEHO" (previously CTSMD). On April 10, 2002, the closing price for our common stock was $.90. There is currently only a limited trading market in our common stock and we do not know whether an active trading market will develop.



     This investment involves a high degree of risk. See "Risk Factors" beginning on page 4.


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.




                The date of this prospectus is ____________, 2002

                               PROSPECTUS SUMMARY


The Company

     Sense Holdings, Inc. is a Florida corporation. We design, develop, manufacture and sell fingerprint-based identification products and systems that incorporate state-of-the-art biometric technology to verify a person's identity. We have developed two turn-key integrated applications that incorporate our proprietary BioClock(TM) hardware platform:



o Our "CheckPrint(R) T/A" systems are designed primarily for use by employers desiring to verify the presence of employees at the workplace, and to monitor their time and attendance at work.

o                Our "CheckPrint(R) A/C" systems are designed to permit access to locked buildings, offices or other secured areas only to selected individuals, whose identities can be verified using our fingerprint identification software.

     We have also licensed certain patented technology designed to detect unexploded ordinance including bombs, grenades, shells, rockets, and other explosive devices. We believe that this technology will enable us to develop products for governmental use, as well as for security-related applications including airport security. No products have yet been developed incorporating the licensed technology.

     Our executive offices are located at 4503 NW 103rd Avenue, Suite 200, Sunrise, Florida 33351, and our telephone number there is (954) 726-1422. References in this prospectus to "Sense", "we", "us" and "our" are to Sense Holdings, Inc. and its wholly-owned subsidiaries, Sense Technologies, Inc. and Micro Sensor Technologies, Inc.

The Offering

Common Stock Outstanding:

  Prior to this Offering ..............15,544,257 shares

  After this Offering..................21,368,207 shares, including 4,417,289 shares covered by this prospectus that
                                       are issuable upon exercise of outstanding warrants and 1,406,661 shares covered by this prospectus that are issuable upon conversion of outstanding promissory notes.

 Common Stock Reserved.................2,485,500 shares issuable upon exercise of options that have been granted,
                                       1,014,500 shares covered by incentive
                                       plans that have not yet been granted,
                                       1,231,500 shares issuable upon exercise
                                       of outstanding warrants not covered by
                                       this prospectus, 4,417,289 shares
                                       covered by this prospectus that are
                                       issuable upon exercise of outstanding
                                       warrants and 1,406,661 shares covered by this prospectus that are issuable upon conversion of outstanding promissory notes.

Selected Financial Data

         The following summary of our financial information has been derived from, and should be read in conjunction with, our financial statements that are included elsewhere in this prospectus.

                                                 Years Ended December 31,
                                                 2001                2000
                                                 ----                ----

                  Revenues                  $    69,569         $    91,591

                  Operating Expenses        $ 1,674,222         $   928,188

                  Net Loss                  $(2,013,686)        $  (888,867)

                  Net Loss Per Share        $     (0.21)        $     (0.14)



                                                   As At December 31,
                                             2001                    2000
                                             ----                    ----

                  Working Capital
                    (Deficit)             $  (564,092)          $   163,673

                  Total Assets            $ 1,834,952           $   280,516

                  Current Liabilities     $ 1,351,239           $   435,938

                  Shareholder's Equity
                    (Deficit)             $   483,713           $  (155,422)

                                  RISK FACTORS

     An investment in the securities offered hereby is speculative in nature and involves a high degree of risk. In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating us and our business before purchasing the securities offered hereby.

We have only recently commenced revenue-producing operations and the limited information available about us makes an evaluation of us difficult

     We have conducted limited operations and we have little operating history that permits you to evaluate our business and our prospects based on prior performance. You must consider your investment in light of the risks, uncertainties, expenses and difficulties that are usually encountered by companies in their early stages of development, particularly those engaged in emerging technologies such as biometrics. There can be no assurance that we will successfully address such risks, and the failure to do so could have a material adverse effect on our business, financial condition and results of operations.

We have experienced historical losses, have an accumulated deficit and may not become profitable

     For the fiscal years ended December 31, 2001 and 2000, we experienced net losses of $(2,013,686) and $(888,867), respectively. In addition, at December 31, 2001, we had an accumulated deficit of $3,745,281. Our operating results for future periods will include significant expenses, including product development expenses, sales and marketing costs, programming and administrative expenses, and will be subject to numerous uncertainties. As a result, we are unable to predict whether we will achieve profitability in the future.

Our business is capital intensive, particularly with respect to advertising and marketing, and if we are unable to secure additional financing, we cannot achieve profitability

     Our operations are capital intensive and our growth will consume a substantial portion of our available working capital. We may require additional capital in order to fund our operations. We do not have any commitments for additional financing and there can be no assurance that such additional funding, if required, will be available, or if available, will be available upon favorable terms. Insufficient funds may prevent us from implementing our business strategy. In the event we raise additional funds through the issuance of equity securities, dilution to the then existing stockholders will result and future investors may be granted rights superior to those of existing stockholders.

We face severe competition from time and attendance providers, security companies, in general, and biometric security device providers, many of whom have greater resources than we do; we may be unable to become a competitive force in our marketplace

     We engage in providing time and attendance resources to employers in all sectors of the marketplace. We also provide building access control security devices. Our time and attendance and control access security devices incorporate biometric fingerprint technology and "smartcard" technology. We will compete with other providers of time and attendance services, as well as with access control, security companies. Our competitors in time and attendance applications include Kronos, Simplex, Smartime Software, Time and Tech.com and Unitime Systems. Other biometric technology providers include Identix, Secugen, Ultrascan and Ethentica. These providers use traditional technologies employed in identification and access control, as well as biometric technologies. Some of these competitors have a longer operating history than we do and many of them have substantially greater financial and other resources than we do. As a result, we will likely encounter greater difficulty in implementing our business plans than will our competitors. The introduction of similar or superior products by current or future competitors could have a material adverse effect on our business, financial condition and results of operation.

The proper functioning of our products is dependent upon third party software that we do not have long-term rights to use

     We license software from Integrated Design, Inc. pursuant to a contract that enables the data gathered by CheckPrint(R) T/A systems to be formatted and transmitted to third party payroll services. Such agreement may be terminated by either party on ninety days' prior written notice with or without cause. In the event such agreement were terminated, we would be required to license similar software from a third party vendor or develop our own links for data export. Any failure or delay in licensing or developing such software could result in our inability to meet our contractual obligations and have a material adverse effect on our business, financial condition and results of operation.

Other types of biometric security devices are being developed and marketed, and we are uncertain if fingerprint biometric security devices will be accepted in the marketplace

     Our biometric systems use fingerprints as the basis for authenticating a person's identity. Other forms of biometric identification, including iris scanning, voice patterns and signature verification, are being marketed, developed and tested. Our success will be dependent on our ability to successfully market our biometric systems and support services to end-users, distributors and resellers. Successful marketing will depend upon the acceptance of fingerprint biometrics as a preferred form of identification. We have not commissioned a formal market or research study to determine whether fingerprint identification is preferred to other forms of biometric identification or whether sufficient demand for our products and services exists to enable us to sustain operations, expand or achieve profitability. A lack of demand for fingerprint biometric systems could reduce our revenues and have a material adverse effect on our business, financial condition and results of operation.

Our products rely on fingerprint biometrics and the lack of technological diversification in our products could cause our results to suffer

     All of our products and systems incorporate biometric technology and our success depends on the continued reliability and acceptance of fingerprinting as a method of identity verification. As a result, in the event of unforeseen adverse events in the development, enhancement, reliability, marketing or acceptance of fingerprint biometrics, we will be unable to temper its effects by relying upon sales of other products. We do not currently know when products under development will generate revenues, or whether they can be successfully marketed. In light of our lack of product diversification, any such adverse events could reduce our revenues and have a material adverse effect on our business, financial condition and results of operation.

We have acquired license rights to certain patented technology, however, we may not be successful in developing or marketing commercially viable products incorporating the technology

     We recently licensed certain patented technology relating to the detection of explosive devices. We believe the technology can be developed into products that can be used in government and security-related applications. However, at this time the technology has not been incorporated into saleable products and we may be unsuccessful in developing commercially viable products. Even if we are able to develop products incorporating the technology we have licensed, we may be unsuccessful in marketing any products we develop. In the event we are unable to either develop or market products incorporating the licensed technology, we will have irrevocably issued 2,000,000 shares of our common stock as consideration for our acquisition of the technology license.

We will be required to pay minimum annual royalties for licensed technology even if we are unsuccessful in generating revenues from our use of the technology

     We have agreed to pay UT-Battelle 2.5% of revenues we generate from sales of products incorporating the technology we have licensed. Even if we are unsuccessful in either developing or marketing products incorporating the licensed technology, we have agreed to pay UT-Battelle minimum annual royalties during each year of the license agreement. Minimum annual royalties range from $5,000 during the first year of the license term to $25,000 for the seventh and succeeding years of the term. The payment of these minimum annual royalties absent offsetting revenues from product sales could have an adverse effect on our financial condition and results of our operations.

There is uncertainty over whether patented technology we have licensed infringes on the rights of third parties

     We acquired Micro Sensor Technology, Inc. from its shareholders, including UTEK Corporation. While UTEK has represented to us that, to the best of their knowledge, Micro Sensor's licensed explosive detection technology does not infringe on the rights of any third party, UTEK has also advised us that they did not undertake a formal patent search or other investigation as to whether the detection technology infringes on the rights of any third party. In the event it is ultimately found that this technology does infringe on the rights of a third party, we may be prohibited from developing or marketing products incorporating the technology, we may remain responsible for paying minimum annual royalties to the licensor and we may be liable for damages to the third party upon whose technology we may have infringed.

We engage in emerging technologies; as a result the market price for our common stock may be subject to extreme volatility

     The market for securities of high-technology companies, including companies such as ours that participate in emerging markets, has historically been more volatile than the market for stocks in general. As a result, the price of our common stock may be subject to wide fluctuations in response to factors some of which are beyond our control, including, without limitation, the following:

         o        quarter-to-quarter variations in our operating results;
         o        our announcement of material events;
         o price fluctuations in sympathy to others engaged in our industry; and
         o        the effects of media coverage of our business.

We depend on the continued services of our executive officers and on our ability to attract and maintain other qualified employees

     Our future success depends on the continued services of Dore Scott Perler, our Chief Executive Officer and President, Andrew Goldrich, our Vice President, and Shawn Tartaglia, our Chief Technical Officer. While we have entered into employment agreements with each of them, the loss of any of their services would be detrimental to us and could have a material adverse effect on our business, financial condition and results of operations. We do not currently maintain key-man insurance on their lives. Our future success is also dependent on our ability to identify, hire, train and retain other qualified managerial and other employees. Competition for these individuals is intense and increasing. We may not be able to attract, assimilate, or retain qualified technical and managerial personnel and our failure to do so could have a material adverse effect on our business, financial condition and results of operations.

Failure of our internal systems may damage our operations

     We use internally developed systems to operate our service and for transaction processing, including billing and collections processing. We must continually improve these systems in order to meet the level of use.
Furthermore, in the future, we may add features and functionality to our products and services using internally developed or third party licensed technologies.

         Our inability to:
         o        add software and hardware
         o develop and upgrade existing technology, transaction processing systems and network infrastructure to meet increased volume through our processing systems or
         o        provide new features or functionality

may cause system disruptions, slower response times, reductions in levels of customer service, decreased quality of the user's experience, and delays in reporting accurate financial information. Any such failure could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to protect our proprietary rights, thereby permitting competitors to develop the same or similar products and technologies to ours

     Our success and ability to compete will be dependent, in large part, upon our proprietary products and technologies. We intend to rely primarily upon copyright, trade secret and trademark laws to protect the proprietary components of our systems. While we have filed U.S. patent applications covering our systems, there is no assurance that any of our patent applications will result in the issuance of letters patent, that any patent we are awarded will not be successfully challenged, that the award of a patent will provide us with meaningful proprietary protections or that we will have the financial resources to mount sustained patent defense. We could also incur substantial costs in asserting our intellectual property or proprietary rights against others. The failure to successfully protect our intellectual property and proprietary rights could enable others to duplicate or claim rights to our products and systems or otherwise develop similar or competitive products and systems which could have a material adverse effect on our business, financial condition and results of operations.

The issuance of recently authorized shares may be dilutive to existing shareholders

     We have insufficient authorized but unissued shares to meet our existing commitments and grow through the issuance of shares in connection with acquisition, strategic alliances, business combinations and equity financings. Accordingly, our board of directors and holders of a majority of our outstanding common stock have approved an amendment to our Articles of Incorporation increasing the number of shares we are authorized to issue to 40,000,000. The issuance of newly authorized shares will dilute the relative equity ownership of us by our existing shareholders, and, depending upon the price at which our shares are issued, may be dilutive to our book value.

Our common stock is thinly traded and an active and visible trading market for our common stock may not develop

     Our common stock is currently traded on a limited basis on the Over-the-Counter Bulletin Board under the symbol "SEHO". The quotation of our common stock on the OTCBB does not assure that a meaningful, consistent and liquid trading market currently exists. We cannot predict whether a more active market for our common stock will develop in the future. In the absence of an active trading market:

         o investors may have difficulty buying and selling or obtaining market quotations;
         o        market visibility for our common stock may be limited; and
         o a lack of visibility for our common stock may have a depressive effect on the market price for our common stock.

The sale of shares eligible for future sale could have a depressive effect on the market price for our common stock

     As of the March 31, 2002, there are 15,544,257 shares of common stock issued and outstanding.

     Of the issued and outstanding shares, approximately 12,825,894 shares of our common stock (of which 2,836,530 shares are owned by our officers, directors and principal shareholders) have been registered for public resale and/or will have been held for in excess of one year and are currently available for public resale pursuant to Rule 144 promulgated under the Securities Act ("Rule 144"). Unless registered on a form other than Form S-8, the resale of our shares of common stock owned by officers, directors and affiliates is subject to the volume limitations of Rule 144. In general, Rule 144 permits our shareholders who have beneficially owned restricted shares of common stock for at least one year to sell without registration, within a three-month period, a number of shares not exceeding one percent of the then outstanding shares of common stock. Furthermore, if such shares are held for at least two years by a person not affiliated with us (in general, a person who is not one of our executive officers, directors or principal shareholders during the three month period prior to resale), such restricted shares can be sold without any volume limitation. In addition, 4,800,834 currently outstanding shares, and 5,823,950 shares issuable upon exercise of outstanding warrants and conversion of outstanding promissory notes, are covered by this prospectus and may be publicly resold on the effective date of the registration statement of which this prospectus forms a part.

     Sales of our common stock under Rule 144 or pursuant to such registration statement may have a depressive effect on the market price for our common stock.

     It is not possible to foresee all risks which may affect us. Moreover, we cannot predict whether we will successfully effectuate our current business plan. Each prospective purchaser is encouraged to carefully analyze the risks and merits of an investment in the Shares and should take into consideration when making such analysis, among others, the Risk Factors discussed above.


                                 CAPITALIZATION

     The following table sets forth our capitalization as of December 31, 2001. The table should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. The table does not give effect to:

o     the issuance of 3,626,121 shares subsequent to December 31, 2001;
o the issuance of up to 2,485,500 shares in the event options that have been granted are exercised;
o the issuance of up to 5,648,790 shares in the event that outstanding common stock purchase warrants are exercised; or
o the issuance of 1,406,661 shares in the event that outstanding promissory notes are fully converted.

                                                 December 31, 2001

Short-term debt                                  $   1,055,000
                                                   -------------

Shareholders' deficit:

Common stock, $.10 par value,
20,000,000 shares authorized,
11,918,136 shares issued and
outstanding                                           1,191,813

Additional paid-in capital                            3,037,181

Accumulated deficit                                   3,745,281
                                                    -------------

Total shareholders' equity                        $     483,713
                                                    =============

Total  capitalization                             $   1,538,713
                                                    =============

                                 USE OF PROCEEDS

     We will not receive any proceeds upon the sale of shares by the selling security holders.


                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our  common  stock  is  currently   traded  on  a  limited   basis  on  the
Over-the-Counter Bulletin Board under the symbol "SEHO" (previously CTSMD). Prior to February 28, 2000, our common stock was listed on the National Quotation Bureau's "Pink Sheets." The reported high and low bid prices for our common stock are shown below for the period from April 1, 2000 through March 31, 2002. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions. The quotation of our common stock on the OTC Bulletin Board does not assure that a meaningful, consistent and liquid trading market for such securities currently exists and, in fact at the present time, such a market does not exist.

Period                                                      High         Low

Second Quarter ended 6/30/00                                $1.62      $ 1.00
Third Quarter ended 9/30/00                                 $1.31      $  .87
Fourth Quarter ended 12/31/00                               $1.25      $  .44

First Quarter ended 3/31/01                                $  .97      $  .39
Second Quarter ended 6/30/01                               $  .65      $  .36
Third Quarter ended 9/30/01                                $  .85      $  .40
Fourth Quarter ended 12/31/01                               $1.35      $  .63

First Quarter ended 3/31/02                                 $1.06      $  .75

     Our common stock is owned of record by approximately 800 holders. We have never paid cash dividends on our common stock. We intend to keep future earnings, if any, to finance the expansion of our business, and we do not anticipate that any cash dividends will be paid in the foreseeable future. Our future payment of dividends will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors.

     The Securities and Exchange Commission has adopted regulations which generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Depending on market fluctuations, our common stock could be considered to be a "penny stock". A penny stock is subject to rules that impose additional sales practice requirements on broker/dealers who sell these securities to persons other than established customers and accredited investors. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of these securities. In addition he must receive the purchaser's written consent to the transaction prior to the purchase. He must also provide certain written disclosures to the purchaser. Consequently, the "penny stock" rules may restrict the ability of broker/dealers to sell our securities, and may negatively affect the ability of holders of shares of our common stock to resell them.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. Forward-looking statements express our expectations or predictions of future events or results. They are not guarantees and are subject to many risks and uncertainties. There are a number of factors - many beyond our control - they could cause actual events or results to be significantly different from those described in a forward-looking statement. Any or all of our forward-looking statements in this prospectus may turn out to be wrong.

     Forward-looking statements might include one or more of the following:

o        projections of future revenue;
o anticipated product introduction dates, completion dates, timeliness or results;
o descriptions of plans or objectives of management for future operations, products or services;
o        forecasts of future economic performance; and
o descriptions or assumptions underlying or relating to any of the above items.

     Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They use words such as "anticipate", "estimate", "expect", "project", "intend", "plan", "believe" or words of similar meaning. They may also use words such as "will", "would", "should", "could" or "may".

     Factors that may cause our actual results to differ materially from those described in forward-looking statements include the risks discussed elsewhere in this prospectus under the caption"Risk Factors".


           MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following discussion and analysis should be read in conjunction with our financial statements and the notes thereto appearing elsewhere in this prospectus.

Results of Operations - Year Ended December 31, 2001 as compared to Year Ended December 31, 2000

     Sales decreased by 24% from $91,591 in 2000 to $69,569 in 2001. This decrease is attributable to $50,000 of sales derived from biometric consulting services in 2000. Cost of goods sold as a percentage of sales increased from 11% in 2000 to 31% in 2001. This increase is attributable to the low costs associated with the consulting services performed in 2000. Depreciation and amortization increased 2265 % from $2,759 in 2000 to $65,262 in 2001. This increase is attributable to amortization of license acquired with the acquisition of MSTI technology. General and administrative cost increased 45% from $790,198 in 2000 to $1,148,707. This increase is attributable to increased personnel to offset outsource work expense and the necessary expansion associated therewith. Research and Development costs increased 240% from $135,231 in 2000 to $460,253 in 2001. This increase is attributable to additional personnel in research and development and the planned expansion of product line. Interest Expense increased 825% from $41,824 in 2000 to $387,235 in 2001. This increase is attributable to interest on notes payable from the August 2001 financing of $1,055,000 principal amount of our 10% promissory notes.

Results of Operations - Year Ended December 31, 2000 as compared to Year Ended December 31, 1999

     Sales increased by 86.2% from $49,192 in 1999 to $91,591 in 2000. This increase of $42,399 is attributable to $50,000 of sales derived from biometric consulting services in 2000. Cost of goods sold decreased by 70.5% from $35,476 in 1999 to $10,446 in 2000. This decrease is attributable to the low costs associated with the consulting services performed and also a decrease in the component costs which make up the CheckPrint(R) T/A products. In the aggregate research and development costs and general and administrative costs increased $83,000 or 20% from $409,598 in 1999 to $493,047 in 2000. This increase was attributable to an approximate $62,000 increase in professional fees and an increase in office expenses of $23,000. Non-cash compensation increased by 60.9% to $418,340 in 2000 from $260,000 in 1999. This increase is attributable to an increase in the services, which were paid by stock issuances. Interest expense increased $41,824, such interest was associated with the short-term borrowings outstanding at December 31, 2000.

Liquidity, Capital Resources and Plan of Operations

     We have financed our growth and cash requirements through equity investments and debt and equity financing. We do not currently have any credit facilities from financial institutions or private lenders. We do not currently have any material commitments for capital expenditures.

     Cash used in operations for the year ended December 31, 2001 was approximately $988,000, attributable primarily to the net loss of approximately $2,014,000, offset by non-cash compensation of $468,000 and amortization of deferred financing cost of $284,000. Cash provided by financing activities during the year was approximately $1,325,000, from proceeds of short-term loans of $1,055,000 in notes payable, and the sale of common stock. Total cash increased by approximately $440,000 during the period.

     Since our inception, we have been engaged in research development activities relating to our first generation of biometric security products. We commenced delivery of these products in the third quarter of 1999 and have been generating limited revenues since the fourth quarter of 1999. We have also completed development of our second generation product, and have recognized limited revenues on its sales since the year ended December 31, 2000. We have also recognized revenue for consulting fees since the third quarter of 2000. We will continue to make enhancements to our second generation product so that it will support a larger database, and enable us to market CheckPrint(R) T/A to larger companies, resulting in a greater profit margin to us. We will continue to develop other products and services relating to biometrics, security, data management, explosive detection, and consulting services.

     Based upon purchase orders we have received, anticipated future product sales and cash on hand, we believe that we may need additional capital and are actively pursuing additional outside capital investments that will be necessary to meet our cash flow needs over the next twelve months. Additionally, in order to remain competitive in the marketplace, we must develop new products and enhance our existing products. Should revenues not reach projected levels or should unforseen events arise, we may be required to secure additional funds to meet our operating needs sooner than anticipated. Subsequent to December 31, 2001, we sold an aggregate of 3,500,834 shares of our common stock, and warrants to purchase 3,500,834 shares, raising gross proceeds of $2,625,625. Additional funding may not be available to us on acceptable terms.

                                    BUSINESS

Overview

     Sense Holdings, Inc. ("Sense", "we", "us", "our"), is a Florida corporation. We design, develop, manufacture and sell products that use biometric technology to verify a person's identity. Unique physical traits such as fingerprints, retina lines, voice waves and palm prints are known as biometric traits, and their use to verify a person's identity is known as biometric identification. In addition, Sense has integrated smartcard technology into its biometric applications. Applications, such as time and attendance and access control are written around biometric and smartcard technology.

     Our time and attendance systems, which are marketed under the name CheckPrint(R) T/A, are human resource systems that permit an employees time and attendance at work to be tracked using our fingerprint identification hardware and software suite. The technology operates as a stand alone unit or a fully networkable unit that generates reports and can automatically port all payroll information to a payroll service.

     Our access control systems, which are marketed under the name CheckPrint(R) A/C, are security systems that permit access to locked buildings, offices or other secured areas only to those whose identities can be verified, using our fingerprint identification software. Our modest revenue-generation to date is, in substantial part, a result of a lack of capital necessary to acquire a product inventory and commence aggressive marketing programs. While we have funded our growth to date through the sale of our debt and equity securities, we require operating revenues or alternative financing in order to fully implement our business plan and achieve profitability.

     Sense is also a research and development company specializing in biometric security and explosive detection. We continue to develop our biometric line of products to meet the needs of today's security market. Our subsidiary, Micro Sensor Technologies, Inc., is exclusively engaged in the acquisition and development of explosive detection technology.

     Our fiscal year end is December 31. Our executive offices are located at 4503 NW 103rd Avenue, Sunrise, Florida 33351, and our telephone number is: (954) 726-1422.

Industry

     The use of unique physical traits to verify a persons' identity, is known as biometric identification. Biometric identification includes fingerprinting, hand geometry, iris scanning, signature verification and voice analysis. Biometric technology has been used for decades in government and law enforcement applications. But, until recently, these systems were too expensive to manufacture to make retail marketing realistic. With the introduction of more powerful computers and the development of more advanced software applications, biometric identification techniques can be adapted for commercial purposes on an economically feasible basis. In addition, there is currently a higher awareness of biometrics as it relates to security applications.

     There are many alternatives in the biometric industry that include, but are not limited to, fingerprint recognition, facial recognition, voice recognition and palm recognition. Many providers have used the different methods in different applications. To date, applications include time and attendance, access control, crowd scanning and computer access. The industry is in its infancy regarding applications however the technology regarding biometric detection is a rapidly maturing science. Presently, there are many companies entering the biometric detection and application industry while many other companies have failed at trying to create a marketable product. There are few companies that have been in the industry for multiple years and continue to use their experience to market biometric detection devices and applications.

     We believe that fingerprint identification is far more effective in authenticating employees' actual attendance at work than traditional time clock verification. By authenticating a person's identity, biometric identification can substantially reduce incidents of employee fraud inherent in the use of other forms of employee identification and attendance verification, such as punch clocks. We also believe that fingerprint verification is less intrusive, more widely accepted and more cost effective than other available forms of biometric identification. Also, the use of biometrics for access control is becoming widely accepted in the marketplace. This is especially true for access to sensitive workspaces like an airport tarmac.

     Many factors, including recent world events, have created increased demand for new biometric applications to secure access, not only to physical areas, but also sensitive data. Among the applications that are being developed are the use of biometrics to validate the identities of individuals at security checkpoints before boarding a plane, entering a building, crossing a boarder, accessing a computer and many other applications.

Products and Systems

BIOCLOCK(TM)

     Our biometric systems are designed and built around our proprietary hardware platform known as BioClock(TM), a stand-alone platform, or completely networkable system, that replaces a traditional wall mounted or free-standing swipe or punch card time clock. Identity verification is accomplished by comparing an individual's scanned and digitized fingerprint to the fingerprint profile stored in a computer database. The user's fingerprint is scanned by means of a silicon-based reader with sensors that capture the fingerprint image. The image is then converted into data that is stored in the system's computer database, and saved as a reference for comparison to the fingerprint offered for identification.

     BioClock(TM) replaces traditional identification devices such as: swipe cards; punch cards; PIN numbers; or, passwords that can be stolen or voluntarily provided by the owner to another person. Alternatively, BioClock(TM) can be used in conjunction with traditional identification devices for added security. We have made our systems modular so the user can choose which parts of the technology they wish to use. In addition, we have designed our systems to be compatible with many existing technologies so that they can be integrated into an existing system. As a result, we believe BioClock(TM) reduces incidents of fraud associated with traditional identification systems that do not effectively preclude individuals from using another person's means of identification while keeping integration hurdles and costs down.

         We have also developed two integrated hardware and software applications that incorporate BioClock(TM) in turn-key total solution systems.

CHECKPRINT T/A

     Our time and attendance systems, which are marketed under the name CheckPrint(R) T/A:

o use fingerprint verification to authenticate the identity of employees when they arrive at and leave work; oab gather data, including the time each employee attends work and what areas where accessed by an employee;

o perform payroll functions and other record keeping calculations using the data that is gathered;

o provide electronic export capability to over 150 third-party payroll services to facilitate the use of automated payroll checks;

o generate logs and reports, including over 20 standard reports; and

o perform other functions including employee scheduling, job cost analysis, edit time punches, electronic calculations and related record keeping.

     Our standard CheckPrint(R) T/A system includes a 100 person user base. We are currently developing data base management capabilities for larger numbers of employee, while maintaining system accuracy. These developments include the use of a PIN number in conjunction with biometrics, that make the number of users only limited by the data storage capacity of the system , without adverse effects on accuracy.

CHECKPRINT A/C

     Our access control systems, which are marketed under the name CheckPrint(R) A/C, are security systems that permit access to locked buildings, offices or other secured areas only to those whose identities can be verified, using our proprietary fingerprint identification software. Our CheckPrint(R) A/C systems, which can be used with or without smartcard technology, can be programmed for different levels of security, permitting access only to recognized individuals who have the requisite level of security clearance. Our current version of CheckPrint(R) A/C system incorporates access control capability for single door access. We are developing software application infrastructure that will enable a single CheckPrint(R) A/C system to control access to multiple locations. We market CheckPrint(R) A/C at a higher price than CheckPrint(R) T/A, to reflect the increased level of technology and functionality provided by CheckPrint(R) A/C .

         We have also developed and are marketing:

o CheckPrint(R) SDK, a software development kit for biometrics that enables purchasers and licensees to create custom applications for our software and hardware. The SDK was developed to work in conjunction with Sense's hardware and aids developers in the creation of robust biometric fingerprint applications. The SDK is separated into 3 categories
                           - imaging, algorithm, and database. Once an application is developed and successfully deployed by a purchaser or licensee the end result will be increased sales of Sense's hardware.

o CheckPrint(R) DTU, provides users with the ability to secure a computer terminal, and files and folders via, fingerprint identification. The hardware is a stand-alone peripheral that can be connected to a port on an existing computer to permit fingerprint identification.

o CheckPrint(R) SDTU, provides users the ability to secure a computer terminal with fingerprint biometric and a smart card. The hardware is a stand-alone peripheral that can be connected to a port on an existing computer to permit fingerprint identification. There are many applications that can be written around the secure data storage capability of a smart card that is unlocked by a fingerprint biometric signature. For example, in a university setting information such as meal plan credits can be stored on the smart card and deducted as used by the biometrically identified user.

Product Development, Manufacturing and Assembly

     CheckPrint(R) T/A is configured as a standalone unit comprised of a TFT Flat Panel display, internal computer, keypad, and silicon fingerprint reader. CheckPrint(R) T/A automatically authenticates the employee's identity, track totals hours, and calculates the correct pay rates. Sense offers CheckPrint(R) T/A models to support any size employee base.

     We design, develop, manufacture, and sell the CheckPrint(R) T/A security solution. Sense has developed Time and Attendance, Access Control and security system software applications, as well as a complete hardware system solution based on a Pentium PC processor backbone. Our products work in a network environment and we can connect to any existing network infrastructure, or Sense can set the network up. Data is transmitted through TCP/IP protocol and we can link unlimited CheckPrint(R) T/A units together in any environment or facility. Sense also can remotely communicate with other CheckPrint(R) T/A units using a modem and transmitting over the standard telephone lines. The CheckPrint(R) T/A system is an unsupervised security and clock-in station replacing the standard wall mounted time clock or swipe system. An employee or another authorized user uses his or her fingerprint to replace a password, PIN or swipe card.

     Our CheckPrint(R) T/A system and CheckPrint(R) A/C system are driven by our proprietary software. The software components for our biometric identification systems have been developed, in most part, by our employees. The source code for the software is our proprietary property. This software enables our systems to gather, filter and sort data, generate reports from the data and compute payroll information for export to third party payroll services.

     Most of the hardware components for our biometric systems are off-the shelf, and we are not dependent on any one vendor for these components. However, certain hardware components have been designed by our in-house engineering staff or designed to our specifications as works for hire by independent contractors.

     We have entered into an agreement with Test Systems Engineering, under which Test Systems Engineering has designed, engineered and configure some of our hardware components for CheckPrint(R) T/A and CheckPrint(R) A/C systems. They are a valuable outsource for many engineering tasks and have a state of the art design and manufacturing facility. All product testing and assembly is performed by ourselves in order to maintain quality control. Our agreement with Test Systems Engineering terminates on December 31, 2005, and may be automatically renewed for consecutive one-year terms. For its services, Test Systems Engineering receives a fee payable at the rate of $75 per hour. We are not dependent on Test Systems Engineering for its services.

     Our biometric systems currently incorporate a silicon-based fingerprint scanner with sensors to capture a user's fingerprint. Related software then compares the user's fingerprint to the digitized reference sample stored in the system's database, and verifies the user's identity. The silicon-based technology is used in conjunction with our own software that interfaces between the silicon product and our biometric systems. We currently purchase the silicon-based technology from an independent supplier. We believe that this supplier is able to provide us with our foreseeable requirements for these components. We are not dependent on the supplier for our sensor needs.

     We have entered into an agreement with Integrated Design, Inc. under which Integrated Design developed a software program to enable the payroll data produced by CheckPrint(R) T/A to be exported to over 150 third party payroll services such as ADP and Paychex. We have licensed the software from Integrated Design and are required to pay license fees on a per user basis. This fee is incorporated into the cost of our overall product. Integrated Design was paid a $10,000 software development fee to customize their software to our application. The software development agreement is for a term of five years, with five year renewal terms, but may be canceled by either party on 90 days written notice. The agreement also provides us access to the software and allows us to continue to use Integrated Design's software in the event of such company's dissolution, bankruptcy or similar events. If our agreement with Integrated Design terminates, we will incur time and expense to develop alternative software links for data export. Delays in the successful development of alternative software links could adversely affect us.

Acquisition of Micro Sensor Technologies, Inc.

     On May 31, 2001, we acquired all of the outstanding shares of Micro Sensor Technologies, Inc. , a Florida corporation. The shares were acquired from UTEK Corporation a Delaware corporation and UT-Battelle LLC, a Tennessee corporation, the shareholders of Micro Sensor, in a stock-for-stock exchange, for total consideration of 2,000,000 shares of our common stock. Following the acquisition, Micro Sensor became our wholly-owned subsidiary, and we indirectly acquired the rights and obligations of Micro Sensor under various agreements to which it is a party, including a Patent License Agreement with UT-Battelle LLC, a Consulting Agreement with Dr. Thomas Thundat and a Work for Others Agreement with UT-Battelle LLC.

     Under the Patent License Agreement, Micro Sensor became the exclusive licensee of UT-Battelle with respect to certain patented technology owned by UT-Battelle relating to the use, sale or offer for sale of technology which assists in the detection of unexploded ordnance including bombs, grenades, shells, rockets, and other explosive devices either placed as mines or fallen as projectiles whether buried or camouflaged. The exclusive license does not include explosive detection for security applications, including airport security. However, Micro Sensor has been granted a non-exclusive license to use the technology for security-related applications. UT-Battelle acquired the licensed rights under a contract with the United States Department of Energy, pursuant to which the technology was developed at the Oak Ridge National Laboratory in Oak Ridge, Tennessee.

     Under the License Agreement, Micro Sensor is obligated to pay UT-Battelle an amount equal to 2.5% of net sales of products incorporating the licensed technology, subject to minimum annual royalties ranging from $5,000 during the first year of the license term to $25,000 for the seventh year of the term and thereafter. If the technology is sublicensed to third parties, a sublicense royalty fee equal to 50% of the sublicenses received by Micro Sensor must be paid to UT-Battelle. The term of the license agreement expires upon termination of the last-to-expire of the proprietary rights granted under the agreement, subject to earlier termination in the event of an uncured breach of the agreement by either party. No products have yet been developed from the technology, and we do not know if the acquired technology can be successfully incorporated into commercially feasible products or whether any such products can be successfully marketed.

     Under a Consulting Agreement, Dr. Thomas G. Thundat has agreed to review, evaluate and make recommendations to Micro Sensor regarding the application of manufacturing and testing of the explosive detection technology, and will also provide recommendations to Micro Sensor regarding the application and integration of the new technology to products, and recommendations regarding the need for future research and development. Dr. Thundat was integrally involved in the development of the technology at the Oak Ridge National Laboratory. The one consulting agreement commenced on June 1, 2001. The agreement requires Thundat to provide 100 hours of consulting time to Micro Sensor at a rate of $200 an hour totaling $20,000, which amount was paid by Micro Sensor at the time of our acquisition.

     Micro Sensor has also entered into a Work for Others Agreement with UT-Battelle, LLC. The objective of this agreement is to demonstrate the efficacy of the technology being licensed for the purpose of detecting explosive devices. The duration of the Work for Others Agreement is 12 months. UT-Battelle, LLC has estimated that the cost for the work to be performed under this agreement will be $100,000, and this amount was paid from Micro Sensor funds at the time of our acquisition.

     Oak Ridge National Laboratory continues to work toward a commercially viable Micro Sensor to be incorporated into our product line of sensors. We are engineering systems and hardware to incorporate the sensor, as envisioned, into handheld explosive detection devices.

Research and Development

     From the inception of our current  activities in July 1998 through December
2001,  we  have  spent  approximately   $700,000  on  research  and  development
activities.

Sales and Marketing

     Many of our goods and services are based on custom orders that require pricing on a case by case basis. However, to the extent individual pricing is not necessary,, we market CheckPrint(R) T/A systems for base prices ranging from $4,995 to $7,995, depending on the number of employees who will be tracked on the system. We also offer software updates and on-site service contracts for additional fees. We also sell other goods and services, such as a desk top finger sensor, a desk top finger sensor with a smart card reader built into the desk top unit, software developer's kits and database management tools, at suggested retail prices.

     Initially, we intend to market CheckPrint(R) T/A to manufacturers and retailers with at least 15 employees. We plan to sell CheckPrint(R) T/A and future products through an in-house sales force as well as OEMs and independent sales representatives. We will engage in direct marketing programs, trade show participation, and local, regional and national advertising campaigns to generate sales. Moreover, we have offered consulting and design services to specialized biometric deployment projects. By offering our expertise in the design and deployment of biometric systems we gain additional revenues and create another marketing avenue.

     Our independent Sales Representatives currently serve markets throughout the United States and South America. We intend to engage sales representatives to cover additional territories over the next 12 months. Initially, we intend to seek penetration of the retail merchandise, home and business security, food processing facilities, textile manufacturing and trucking and transport distribution markets through the services of these representatives. Sales representatives are generally compensated by a commission based upon the sales prices of systems sold by them.

     We intend to license our time and attendance software to third-party OEMs, integrators and software developers, for incorporation in their products. License fees and royalty fees will be negotiated on a case by case basis, and take into consideration various factors including competitive pricing, the nature of the installation, the number of users to be tracked, and the extent of enhancements, modifications and customization required by the customer. Basic, extended and enhanced maintenance services will also be made available for an annual fee.

Intellectual Property

     Patents. We currently have on file with the United States Patent and Trademark Office, a utility patent that was converted from a provisional patent covering the proprietary use of our technology and the proprietary hardware used in our application. The goods and services are clearly marked as patent pending. Several other products and methods are being identified as potential patentable subject matter and once the analysis is complete applications will be sought. All of the engineers and programs are working diligently toward hardware and software solutions and it is believed that many of the solutions may be patentable. Sense has retained patent counsel to review the projects and advise where patentable subject matter exists and to prepare applications for the same. All of our employees are under an obligation to assign inventive material to Sense. There is no guarantee that our patent application will mature into a registration for patent.

     Trademarks. We enjoy several common law rights to our trademarks. The common law rights protect the use of marks used to identify our goods and services since the time of their first use in commerce. In addition, we have filed applications with the United States Patent and Trademark Office seeking registration of our logo and the mark BioClock(TM). In addition, we have a registration for the flagship product Checkprint(R). Several other marks are being identified as strong product and service identifiers and trademark search and applications are underway. There is no guarantee that our trademark applications will mature into registration of trademarks.

     Copyrights. We enjoy several common law rights to our proprietary copyrights. The common law rights protect the actual programming code, the look and feel of its display screens and material contained in our user manuals since the time of the copyrightable works creation. In addition, we have an application on file with the United States Copyright Office covering our proprietary source code, the look and feel of our display screens and user manuals. There is no guarantee that our application will mature into a registration for copyright.

     Whether or not we obtain formal protection for our products and/or systems, we intend to vigorously protect our ownership rights. However, protection of our rights will not prevent others from developing similar technology on their own or developing other products that may be used for purposes similar to ours. If these events occur, others may become our competitors, which could have a material adverse effect on our business, financial condition and results of operations.

Competition

     We face competition from companies engaged in the time and attendance industry, as well as in the security and access control industry. Competition may come from companies using biometric fingerprint technology, as well as from companies using other biometric identification methods. Competitors also include companies marketing traditional forms of employee verification and attendance products, including time clocks, ID badges, passwords and PIN numbers. Some of our competitors may have longer operating histories and greater financial and other resources than we have. Our ability to compete successfully will depend on many factors, including our ability to adapt to changing technologies and meet the needs of the marketplace on a price competitive and timely basis.

     Competition in time and attendance services exists from various software developers and product manufacturers, the largest of which is Kronos, a publicly-traded company (NASDAQ National Market System: KRON) providing software applications based on a swipe card identifier. Other competitors in time and attendance application development include Simplex, Smartime Software, Time and Tech.com and Unitime Systems. Principal competition in fingerprint biometrics include Identix, Secugen and Veridicom. Other biometric technology providers include Recognition Systems (hand geometry), Iridian(iris identification) and Visionics (facial recognition). Many of our competitors have a substantially longer operating history than we do and have substantially greater financial and other resources than we do. While we believe that our ability to offer a total package of time and attendance and access control software and innovative hardware gives us a competitive marketing advantage, unless we are able to penetrate the marketplace and gain name recognition for our products and technology, we may be unable to compete effectively.

     We believe that we can effectively compete in our industry because:

o  biometric   identification  is  more  reliable  than  traditional  employment verification methods;

o fingerprint identification is less costly and more recognized than other currently available forms of biometric identification;

o our systems provide a total solution, turnkey approach to our customers;

o our systems are networkable and can be remotely accessed by a system administrator to get valuable real time information regarding the customer's work force and security at the workplace;

o our systems offer an enterprise solution in that the systems are fully scalable for large numbers of employees and multiple access points and numerous locations;

o our systems are modular and offer a variety of identification methods that can be added to the basic system;

o our systems are software driven and the software is customable to a customer's particular needs; and

o biometric identification does not use ID badges, passwords , PIN numbers or other devices that have historically been misused by employees to the detriment of employers.

     We have not deployed technology in the explosive detection arena as the technology remains under development.

     Our inability to compete successfully could have a material adverse effect on our business, financial condition and results of operations.

Employees

     We currently employ twelve people, all of whom are full-time employees, in the following capacities: three executive officers, one corporate counsel, one in house sales, five programmers, one research and development engineer, and one warehouse and assemble employee. Our employees are not represented by a collective bargaining unit. We believe that relations with our employees are good.

Corporate History

     We were organized in Idaho, under the name Century Silver Mines, Inc., on February 5, 1968. Originally, we developed mining properties, but by 1998 we had ceased those operations.

     Sense Technologies, Inc. was organized under the laws of the State of Florida on July 13, 1998. Sense Technologies was formed for the purpose of engaging in developing and marketing biometric devices for use in employee identification and security-related products.

     In January 1999, we acquired all of the outstanding shares of Sense Technologies for a purchase price consisting of 4,026,700 of our shares, issued to the former shareholders of Sense Technologies. We operated Sense Technologies, Inc. as our wholly-owned subsidiary. At the time of the acquisition, Century Silver Mines had no operations and Sense Technologies was developing its proprietary biometric security systems. Immediately following the acquisition, the former shareholders of Sense Technologies owned approximately 93% of our outstanding shares.

     At the time of the acquisition, the principal owners of Sense Technologies were Dore Scott Perler and Andrew Goldrich. Dore Perler was its president, Andrew Goldrich was its secretary and treasurer, and Messrs. Perler and Goldrich were the members of its board of directors. At the time of the acquisition, the officers and directors of Century Silver Mines were John Branz, Kirk Scott and Barbara Scott, the mother of Kirk Scott. There were 288,300 outstanding shares of Century Silver Mines owned by approximately 750 holders, none of whom, to our knowledge, owned in excess of 5% of the outstanding shares. However, we understand that Kirk Scott, Barbara Scott and James Scott, her brother-in-law, owned an aggregate of approximately 29% of the outstanding shares of Century Silver Mines at the time of the acquisition.

     In January 1999, we reduced the shares of our stock that were outstanding by combining each 7.74 shares that were outstanding, into one share. All numbers of shares in this report reflect the January 1999 share combination. In June 1999, we changed our corporate domicile from Idaho to Florida and, in connection with the domicile change, we changed our name to Sense Holdings, Inc. In May 2000, we increased the number of shares of common stock we are authorized to issue to 20,000,000, and in Janaury 2002, we again increased our authorized common stock to 40,000,000 shares.

     In May 2001, we acquired all of the issued and outstanding capital stock of Micro Sensor Technology Incorporated, a Florida corporation specializing in explosive detection technology. Micro Sensor Technology is now a wholly-owned subsidiary of Sense.

     In January 2002, in an effort to unify our corporate identity, we ceased operating under the name Sense Technologies, Inc., and began operating only as Sense Holdings, Inc.


                                   MANAGEMENT

Directors and Executive Officers

         The following table includes the names, positions held and ages of our executive officers and directors.

NAME                      AGE    POSITION
----                      ---    --------

Dore Scott Perler         41     Chief Executive Officer, President and Director

Andrew Goldrich           41     Vice President and Director

Shawn Tartaglia           32     Chief Technical Officer and Director

Julie Slater              42     Director

     Dore Scott Perler has served as our Chief Executive Officer and President and a member of our board of directors since July 1998. From May 1993 to July 1998, Mr. Perler was a founder, Director, and Vice President of Sales covering the Southeast United States and Latin America, for Latinrep, Inc., a
manufacturer's representative organization. He assisted in the formation of Latin Channels, a trade show for Latin American distributors.

     Andrew Goldrich has served as our Vice President and a member of our board of directors since July 1998. From January 1984 to July 1998, Mr. Goldrich was Vice President of Sales and Finance for Sassy Knitting Mills, Inc., a privately-held garment manufacturer. He was a founder of Sassy Knitting Mills, where he implemented a national sales force and was responsible for overall financial and marketing activities.

     Shawn Tartaglia has served as our Chief Technical Officer and a member of our board of directors since July 1998. From November 1997 to July 1998, Mr. Tartaglia was Manager of Information Systems for CompScript, Inc., a privately-held pharmaceutical provider. From February 1993 to November 1997, he was employed by Solopak Pharmaceuticals, a privately-held pharmaceutical supplier, as its Systems and Telecommunications Manager.

     Julie Slater has served on our board of directors since January 1999. From 1984 and continuing until the present, Ms. Slater has been Vice President of All Eyes Optical, a privately-held optometry and retail eye wear provider.

     We have also engaged several consultants who play a significant role in our business. They are:

     Doug Kilarski is our Operations Director, Business Operations. Mr. Kilarski has served as a consultant to us, through Test Systems Engineering, since July 1998. Since 1994 he has been Vice President, Analyst for Aspen Business Development, a privately-held business development organization.

     Alex Schlinkmann is our Operations Director, Hardware Engineering and Manufacturing. Mr. Schlinkmann has been a consultant to us, through Test Systems Engineering, since July 1998. Since 1991 he has been President and Design Engineer for Test Systems Engineering.

     Jamie Schlinkmann is our Operations Director, Hardware Design. Mr. Schlinkmann is the brother of Alex Schlinkmann, and has been a consultant to us since July 1998. Since 1991 he has been Vice President and Design Engineer for Test Systems Engineering.

     Until not later than March 26, 2006, Joseph Stevens & Company, Inc. has the right to designate one member of or in lieu thereof, appoint one observer to our board of directors. To date, Joseph Stevens & Company has not designated a director or observer. We have agreed to reimburse such designee for out-of-pocket expenses incurred in connection with attending meetings of our board of directors.

     All directors serve for one year and until their successors are elected and qualify. Directors do not receive compensation for serving as directors. Officers are elected by the board of directors and their terms of office are, except as otherwise stated in employment contracts, at the discretion of the board of directors.

     Board Committees: We do not as yet have an audit committee or a compensation committee. However, as and when we elect independent directors, we expect to organize these committees.

     Employment Agreements. In March 1999, we entered into employment agreements with each of Dore Scott Perler, Andrew Goldrich and Shawn Tartaglia. Each agreement provides for employment at our discretion, and may be terminated at any time, for any reason not prohibited by law. The agreements require each employee to devote all of his work time and attention to our business, and contain confidentiality provisions prohibiting the employee from divulging information concerning our business to any third party. Each employee is entitled to participate in our stock option plan, and in all other benefit programs established by the board of directors for the benefit of our employees. These agreements renew annually, subject to salary increases approved by our board of directors. We currently pay Messrs. Perler and Goldrich annual salaries at the rate of $93,000 per year, and Mr. Tartaglia at the rate of $83,000 per year.


                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth information relating to all compensation awarded to, earned by or paid by us during each of the three fiscal years ended December 31, 2001 to: (a) our Chief Executive Officer; and (b) each of our executive officers who earned more than $100,000 during the fiscal year ended December 31, 2001:




                                    Fiscal                             Other Annual                     LTIP     All Other
Name and Principal Position          Year        Salary       Bonus    Compensation     Options/ (#)    Payouts  Compensation
---------------------------          ----------------------------------------------------------------------------------------

Dore Scott Perler, CEO               2001       $93,000         -          -              650,000         -         -
                                     2000       $67,600         -          -                 -            -         -
                                     1999       $53,400         -          -                 -            -      $2,329(1)


(1) Other annual compensation consists of automobile and gas allowance ($1,429) and health insurance premiums ($900).

Option Grants in Last Fiscal Year

     The following table sets forth information concerning our grant of options to purchase shares of our common stock during the fiscal year ended December 31, 2001 (a) our Chief Executive Officer; and (b) each of our executive officers who earned more than $100,000 during the fiscal year ended December 31, 2001.

                                                Percent of
                                Number of     Total Options/
                               Securities      SARs Granted
                               Underlying      To Employees          Exercise Or
                              Options/SARs       In Fiscal           Base Price
      Name                     Granted (#)          Year               ($/Sh)           Expiration Date

Dore Scott Perler, CEO          250,000           12.19%               $.50                 5/21/04
                                250,000           12.19%               $.43                 8/13/04
                                150,000            7.32%               $.69                12/26/06


Incentive and Non-Qualified Stock Option Plan

     1999 Plan: On July 19, 1999, the board of directors and shareholders adopted our 1999 stock option plan. We have reserved 1,500,000 shares of common stock for issuance upon exercise of options granted from time to time under the 1999 stock option plan. The 1999 stock option plan is intended to assist us in securing and retaining key employees, directors and consultants by allowing them to participate in our ownership and growth through the grant of incentive and non-qualified options.

     Under the stock option plan we may grant incentive stock options only to key employees and employee directors, or we may grant non-qualified options to our employees, officers, directors and consultants. The 1999 stock option plan is currently administered by our board of directors.

     Subject to the provisions of the stock option plan, the board will determine who shall receive options, the number of shares of common stock that may be purchased under the options, the time and manner of exercise of options and exercise prices. The term of options granted under the stock option plan may not exceed ten years or five years for an incentive stock option granted to an optionee owning more than 10% of our voting stock. The exercise price for incentive stock options will be equal to or greater than 100% of the fair market value of the shares of the common stock at the time granted. However, the incentive stock options granted to a 10% holder of our voting stock are exercisable at a price equal to or greater than 110% of the fair market value of the common stock on the date of the grant. The exercise price for non-qualified options will be set by the board, in its discretion, but in no event shall the exercise price be less than 75% of the fair market value of the shares of common stock on the date of grant. The exercise price may be payable in cash or, with the approval of the board, by delivery of shares or by a combination of cash and shares. Shares of common stock received upon exercise of options will be subject to restrictions on sale or transfer. As of December 31, 2001 we have granted 1,485,000 options under the 1999 stock option plan, none of which have been exercised.

     2001 Plan: On November 28, 2001, our board of directors and holders of a majority of our outstanding common stock, approved and adopted our 2001 equity compensation plan. We have reserved 2,000,000 shares of common stock for issuance as stock grants and upon exercise of options granted from time to time under the 2001 equity compensation plan. The 2001 plan is intended to assist us in securing and retaining key employees, directors and consultants by allowing them to participate in our ownership and growth through the grant of incentive and non-qualified options, as well as direct stock grants.

     Under the 2001 plan we may grant incentive stock options only to key employees and employee directors. We may grant non-qualified options and issue direct stock awards to our employees, officers, directors and consultants. The 2001 equity compensation plan is currently administered by our board of directors.

     Subject to the provisions of the 2001 plan, the board will determine who shall receive options or grants, the number of shares of common stock that may be purchased under the options, the time and manner of exercise of options and exercise prices. The term of options granted under the stock option plan may not exceed ten years or five years for an incentive stock option granted to an optionee owning more than 10% of our voting stock. The exercise price for incentive stock options will be equal to or greater than 100% of the fair market value of the shares of the common stock at the time granted. However, the incentive stock options granted to a 10% holder of our voting stock are exercisable at a price equal to or greater than 110% of the fair market value of the common stock on the date of the grant. The exercise price for non-qualified options will be set by the board, in its discretion, but in no event shall the exercise price be less than the par value for our common stock The exercise price may be payable in cash or, with the approval of the board, by delivery of shares or by a combination of cash and shares. The board may also direct the issuance of shares of our common stock as awards under the 2001 plan. Absent registration under the Securities Act of 1933, as amended, or the availability of an applicable exemption therefrom, shares of common stock received as stock grants and upon exercise of options will be subject to restrictions on sale or transfer. As of December 31, 2001, we have granted options to purchase 565,500 shares and awarded 8,192 shares under the 2001 plan. No options under the 2001 plan have yet been exercised.

Option Exercises and Holdings

     The following table contains information with respect to the exercise of options to purchase shares of common stock during the fiscal year ended December 31, 2001 to (a) our Chief Executive Officer; and (b) each of our executive officers who earned more than $100,000 during the fiscal year ended December 31, 2001.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values


                                                                            Number of
                                                                           Securities            Value of
                                                                           Underlying           Unexercised
                             Shares                                        Unexercised         In-The-Money
                            Acquired                                      Options/SARs         Options/SARs
                               On                         Value           At FY-End (#)        At FY-End ($)
                            Exercise                    Realized          Exercisable/         Exercisable/
      Name                     (#)                         ($)            Unexercisable        Unexercisable
------------------------------------------------------------------------------------------------------------

Dore Scott Perler, CEO         -                            -              650,000/-0-         $126,500/-0-


Long-Term Incentive Plans Awards in Last Fiscal Year

                                     Number          Performance
                                    of Shares         or Other            Estimated Future Payouts Under
                                    Units or        Period Until             Non-Stock Price-Based Plans
                                                                          --------------------------------
                                  Other Rights       Maturation             Threshold   Target   Maximum
      Name                            (#)             or Payout                ($or #)  ($or #)    ($ or #)
      -------------------------------------------------------------------------------------------------------

Dore Scott Perler, CEO                  -                 -                      -          -      -



Limitation on Liability and Indemnification Matters

     As authorized by the Florida Business Corporation Law, our Articles of Incorporation provide that none of our directors shall be personally liable to us or our shareholders for monetary damages for breach of fiduciary duty as a director, except liability for:

         o any breach of the director's duty of loyalty to our company or its shareholders;
         o acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;
         o unlawful payments of dividends or unlawful stock redemptions or repurchases; and
         o any transaction from which the director derived an improper personal benefit.

     This provision limits our rights and the rights of our shareholders to recover monetary damages against a director for breach of the fiduciary duty of care except in the situations described above. This provision does not limit our rights or the rights of any shareholder to seek injunctive relief or rescission if a director breaches his duty of care. These provisions will not alter the liability of directors under federal securities laws.

     Our Articles of Incorporation further provide for the indemnification of any and all persons who serve as our director, officer, employee or agent to the fullest extent permitted under Florida law.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, this indemnification is against public policy as expressed in the securities laws, and is, therefore unenforceable.


                              CERTAIN TRANSACTIONS

     In October 2001, Andrew Goldrich gifted 40,000 shares of our common stock to his father, Richard Goldrich.

     In October 2001, we issued 5,000 shares to Julie Slater for services rendered as a member of our board of directors.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth information known to us, as of the date of this prospectus, relating to the beneficial ownership of shares of common stock by:

o each person who is known by us to be the beneficial owner of more than five percent of our outstanding common stock;
o      each director;
o      each executive officer; and
o      all executive officers and directors as a group.

     Unless otherwise indicated, the address of each beneficial owner in the table set forth below is care of Sense Holdings, Inc., 4503 NW 103rd Avenue, Suite 200, Sunrise, Florida 33351.

     We believe that all persons named in the table have sole voting and investment power with respect to all shares of common stock shown as being owned by them.

     Under securities laws, a person is considered to be the beneficial owner of securities owned by him (or certain persons whose ownership is attributed to him) and that can be acquired by him within 60 days from the date of this Report, including upon the exercise of options, warrants or convertible securities. We determine a beneficial owner's percentage ownership by assuming that options, warrants or convertible securities that are held by him, but not those held by any other person, and which are exercisable within 60 days of the date of this prospectus, have been exercised or converted.

     The table is based on 15,544,257 shares outstanding. Except as otherwise required by SEC rules relating to beneficial ownership, the table does not give effect to the issuance of up to:

o     2,485,500 shares in the event outstanding options are exercised;
o     5,648,790 shares in the event outstanding warrants are exercised; and
o 1,406,661 shares in the event outstanding convertible promissory notes are converted.

         An "*" indicates less than 1%.



Name and Address of                            Amount and Nature of                     Percentage
   Beneficial Owner                            Beneficial Ownership                       of Class
-------------------                            --------------------                     ------------

Dore S. Perler                                       2,144,723                                13.1%

Andrew Goldrich                                      2,044,519                                12.5%

Shawn Tartaglia                                        768,585                                 4.8%

Julie Slater                                            43,703                                 *

UTEK Corporation                                     1,850,000                                11.9%
202 South Wheeler Street
Plant City, FL 33566

Officers and Directors                               5,001,530                                28.2%
as a group (4 persons)




                            DESCRIPTION OF SECURITIES

General

     The following description of our capital stock and provisions of our Articles of Incorporation is a summary thereof and is qualified by reference to our Articles of Incorporation, copies of which may be obtained upon request. Our authorized capital consists of 40,000,000 shares of common stock, par value $.10 per share.

         We are not authorized to issue any preferred stock.

Common Stock

     Holders of shares of common stock are entitled to share, on a ratable basis, such dividends as may be declared by the board of directors out of funds, legally available therefor. Upon our liquidation, dissolution or winding up, after payment to creditors, our assets will be divided pro rata on a per share basis among the holders of our common stock.

     Each share of common stock entitles the holders thereof to one vote. Holders of common stock do not have cumulative voting rights which means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any directors. Our By-Laws require that only a majority of our issued and outstanding shares need be represented to constitute a quorum and to transact business at a stockholders' meeting. Our common stock has no preemptive, subscription or conversion rights and is not redeemable by us.

Common Stock Purchase Warrants

     In connection with our private placement of shares and warrants, in March 2001 we issued an aggregate of 1,208,000 shares of common stock and common stock purchase warrants to purchase a total of 604,000 additional shares. Each warrant, which is not freely transferable, entitles the holder to purchase one share of common stock, until April 29, 2006, for an exercise price of $1.50. The shares, including those issuable upon exercise of the warrants, have been registered for resale on behalf of the holders. In connection with this offering, we issued warrants to purchase an additional 627,500 shares to designees of the placement agent. These warrants are identical to the warrants issued to investors, except the exercise price of the placement agent warrants is $.50 per share. To date, none of the warrants have been exercised.

     In connection with our private placement of shares and warrants, in March 2002 we issued an aggregate of 3,500,834 shares of common stock and common stock purchase warrants to purchase a total of 3,500,834 additional shares. Each warrant, which is not freely transferable, entitles the holder to purchase one share of common stock , until March 1, 2007, for an exercise price of $1.25 per share. Resale of the shares, including those issuable upon exercise of the warrants, are covered by the registration statement of which this prospectus forms a part. In connection with this offering, we issued warrants to purchase an additional 866,455 shares to designees of the placement agent. these warrants are identical to the warrants issued to investors. To date, none of the warrants have been exercised.

Promissory Notes

     On August 31, 2001, in connection with our private placement of units consisting of our promissory notes and common stock, we issued our promissory notes in the aggregate principal amount of $1,055,000. The notes bear interest at the rate of 10% per annum, and were originally due and payable on February 28, 2002. Subsequently, holders of all of the notes agreed to extend the maturity date of the notes to September 1, 2002, and we agreed to permit the note holders to convert the principal amount of their notes into shares of our common stock at the rate of one share for each $.75 principal amount of notes converted. A total of 1,406,661 shares of our common stock will be issued on full conversion of the notes. The shares issued in connection with this offering, including those issuable upon conversion of the notes, have been registered for resale pursuant to this prospectus. To date, none of the notes have been converted.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is CompuShare Trust Company, Inc., 350 Indiana Street, Suite 800, Golden, Colorado 80401, and its telephone number is (303) 986-5400.


                            SELLING SECURITY HOLDERS

Background of the Transactions

     This prospectus covers the resale of 10,624,784 shares of our common stock issued or issuable in connection with the following transactions:

o In August 2001, we completed a private offering of promissory notes and common stock, including (a) 1,406,661 shares of common stock, (b) promissory notes convertible into 1,055,000 shares of common stock, and (c) 105,000 shares of common stock issued to the placement agent and its designees;

o In March 2002, we completed a private offering of common stock and warrants, including (a) 3,500,834 shares of common stock,
                  (b) warrants exercisable into 3,500,834 shares of common stock, and (c) 866,455 shares of common stock issuable upon exercise of warrants issued to the placement agent and its designees;

o In November 2000, an investor purchased a promissory note and a warrant exercisable into 50,000 shares of common stock; and

o In January 2002 and March 2002, we issued an aggregate of 110,000 shares of common stock to two consultants for services rendered to us.

     In connection with each of the foregoing, as a condition to our receipt of the consideration we received, we agreed to register the shares of our common stock issued and issuable to the recipient. The securities were issued under exemptions from the registration requirements of the Securities Act of 1933, including those afforded by Section 4(2) of that Act, and the rules and regulations thereunder.

Selling Security Holders

         The following table sets forth:

o      the name of each selling security holder;
o the number or shares of common stock beneficially owned by each selling security holder as of the date of this prospectus, giving effect to the exercise of the selling security holders' warrants, and conversion of its promissory notes, into shares of common stock;
o      the number of shares being offered by each selling security holder; and
o the number of shares to be owned by each selling security holder following completion of this offering.

     Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities and includes any securities which the person has the right to acquire within 60 days through the conversion or exercise of options, warrants, promissory notes and any other security or other right. The information as to the number of shares of our common stock owned by each selling security holder is based upon information provided by our transfer agent as of March 31, 2002.

     We may amend or supplement this prospectus from time to time to update the disclosure set forth in the table. Because the selling security holders identified in the table may sell some or all of the shares owned by them which are included in this prospectus, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, no estimate can be given as to the number of shares available for resale hereby that will be held by the selling security holders upon termination of the offering made hereby. We have therefore assumed, for the purposes of the following table, that the selling security holders will sell all of the shares owned by them which are being offered hereby, but will not sell any other shares of our common stock that they presently own.

     The shares of common stock being offered have been registered to permit public sales and the selling security holders may offer all or part of the shares for resale from time to time. All expenses of the registration of the common stock on behalf of the selling security holder are being borne by us. We will receive none of the proceeds of this offering. An "*" indicates less than 1%.


                                    Shares Owned
                                    Beneficially        Shares Available         Shares            Percent of
                                   Prior to this          Pursuant to          Owned After            Class
Selling Security Holder               Offering           this Prospectus        Offering         After Offering
---------------------------------------------------------------------------------------------------------------

Mark Alloy                              250,000               250,000                 0               *
Atlas Pearlman, P.A.                     80,000                50,000            30,000               *
Richard Bazelon                         216,666               216,666                 0               *
J. Truman Bidwell                        70,000                70,000                 0               *
Bomoseen Assoc.                         271,833               233,333            38,500               *
Tom Buddie                                1,000                 1,000                 0               *
Les Callahan                            100,000               100,000           100,000               *
Richard Campanella                       23,334                23,334                 0               *
David Cohen                               2,000                 2,000                 0               *
Harriet Cohen                            23,333                23,333                 0               *
Norman Cohen                             23,333                23,333                 0               *
Jeffrey Covel                            50,000                50,000                 0               *
Richard David                           592,166               493,333            98,833               *
Richard David (IRA)                     100,000               100,000                 0               *
David Deatkine                           75,000                75,000                 0               *
Gordon Decklebaum                        50,000                50,000                 0               *
Morris Decklebaum                        50,000                50,000                 0               *
David Dickerson                         236,000               175,000            61,000               *
Dickerson Family Living Trust           300,000               300,000                 0               *
Krissy Dove                               4,000                 4,000                 0               *
Ronald Eastman                          100,000               100,000                 0               *
Allen Freed                               2,000                 2,000                 0               *
Chuck Friedlander                        50,000                50,000                 0               *
Peter Fulton                             45,000                45,000                 0               *
Victor Gagliardi                         50,000                50,000                 0               *
Richard Galterio                        329,333               304,833            24,500               *
Silvio Galterio (IRA)                   200,000               200,000                 0               *
Daniel Gambino                           12,000                12,000                 0               *
Austin Gleason                          138,917                70,000            68,917               *
Zachary Gomes                           216,666               216,666                 0               *
Chris Gordon                            100,000               100,000                 0               *
H. Eugene Graves                        161,000               100,000            61,000               *
Bill Groeneveld                           2,000                 2,000                 0               *
Henry Herzing                           160,000               140,000            20,000               *
Bill and Pam Hickey                     470,666               416,666            54,000               *
Kim Hickey                              216,666               216,666                 0               *
Wilfred Huse                            235,000               220,000            15,000               *
William Joe Jackson                     168,916               166,666             2,500               *
Ian Jacobs                                1,000                 1,000                 0               *
Michael & Rosamond Janis                100,000               100,000                 0               *
Jo Bar Enterprises                      100,000               100,000                 0               *
Gerald B. Jones                         100,000               100,000                 0               *
Kalb & Peck                             270,000               270,000           270,000               *
Phil Kendal                             150,000               100,000            50,000               *
Anthony & Fran Labarbara                 25,000                25,000                 0               *
Vincent Labarbara                        10,500                10,500                 0               *
Ryan Leeds                                2,000                 2,000                 0               *
Howard Leibreich                        150,000               150,000                 0               *
Charles Leithauser Trust                116,666               116,666                 0               *
David Leithauser                        100,000               100,000                 0               *
Bruce Lipshultz                         100,000               100,000                 0               *
Dan Lonergan                            100,000               100,000                 0               *
Jim Maguire                               1,000                 1,000                 0               *
Tim Mahoney                              15,000                15,000                 0               *
Kurt Manz                                50,000                50,000                 0               *
Mario Marsilo                            15,000                12,000             3,000               *
Jon Mathai                                1,000                 1,000                 0               *
Herbery Meislich                        141,667               100,000            41,667               *
Daryl Metzner                           100,000               100,000                 0               *
Gary Metzner                             50,000                50,000                 0               *
Patrick & Lee Miller                    153,000               100,000            53,000               *
Rocco Mongelli                            4,000                 4,000                 0               *
David Mulkey                            100,000               100,000                 0               *
Nunley Investments LLC                  200,000               200,000                 0               *
Frank Pellegrino                        100,000               100,000                 0               *
Martin Peskin                           124,500               100,000            24,500               *
Martin Peskin Pension                   200,000               100,000           100,000               *
Paul Petrus                              66,666                66,666                 0               *
Paul Petrus (IRA)                        33,334                33,334                 0               *
Robert Prager                             3,000                 3,000                 0               *
R.F. Investment Partners                 50,000                50,000                 0               *
Eric Rand                               375,400               350,000            25,400               *
Jeffrey Rappaport (IRA)                  48,334                33,334            15,000               *
Chad Robbins                              1,000                 1,000                 0               *
Vincent Romei                           200,000               200,000                 0               *
Brian Ross                               55,000                35,000            20,000               *
Victoria Santaella                       42,085                42,085                 0               *
Dr. Kenneth Santiamo                     50,000                50,000                 0               *
Ed Schneider                             50,000                50,000                 0               *
John & Jean Schob                        25,000                25,000                 0               *
Peter Schulman                           50,000                50,000                 0               *
Jim Shapiro                             100,000               100,000                 0               *
Alvin Siegel                            376,666               276,666           100,000               *
Marc Siegel                             554,533               366,533           188,000               *
Ed Sloan                                100,000               100,000                 0               *
Thomas & Liz Smith                      100,000               100,000                 0               *
Phil Smolowitz                            4,000                 4,000                 0               *
Lenny Sokolow                            15,000                15,000                 0               *
Shawn Sosnik                             13,334                13,334                 0               *
Dominic Spinosa                         100,000               100,000                 0               *
Ian Stanko                                1,000                 1,000                 0               *
David Stein                              35,033                35,033                 0               *
Theodore & Elizabeth Stern              404,500               400,000             4,500               *
Ron Stricoff                            100,000               100,000                 0               *
Steven Tanner                           145,000               145,000                 0               *
Jason Taub                                2,000                 2,000                 0               *
George Thompson                         136,667                70,000            66,667               *
Steven Tsigounis                          4,000                 4,000                 0               *
V Finance Investments                   326,554               275,554            51,000               *
Richard & Marion Viglione                25,000                25,000                 0               *
Robert Viglione                          25,000                25,000                 0               *
Robert Vincent                           50,000                50,000                 0               *
Michael Volpe                            55,950                38,250            17,700               *
Frank Wolcott                           100,000               100,000                 0               *
J. Michael Wolfe                        175,000               175,000                 0               *
James & Monika Woodworth                100,000               100,000                 0               *
Michael Zindman                           3,000                 3,000                 0               *
                                                                -----

TOTAL                                                      10,624,784
                                                           ==========


     The information contained in the foregoing table is derived from our books and records, as well as from our transfer agent.


                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be distributed from time to time by the selling security holders in one or more transactions that may take place on the over-the-counter market. These include ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with sales of securities.

         The selling security holders may sell the securities in one or more of the following methods:

         o through the "pink sheets", on the over-the-counter Bulletin Board, or on such exchanges or over-the-counter markets on which our shares may be listed from time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges, including sales to underwriters who acquire the shares for their own account and resell them in one or more transactions or through brokers, acting as principal or agent;

         o in transactions other than on such exchanges or in the over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value by any selling security holder to its partners or members, subject to rules relating to sales by affiliates;

         o through the issuance of securities by issuers other than us, convertible into, exchangeable for, or payable in our shares; or

         o through the writing of options on our shares, whether or not such options are listed on an exchange, or other transactions requiring delivery of our shares, or the delivery of our shares to close out a short position.

     In making sales, brokers or dealers used by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation.

     At the time a particular offer of the securities is made by or on behalf of a selling security holder, to the extent required, a prospectus is to delivered. The prospectus will include the number of shares of common stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, the purchase price paid by any underwriter for the shares of common stock purchased from the selling security holder, and any discounts, commissions or concessions allowed or reallowed or paid to dealers, and the proposed selling price to the public.

     We have advised the selling security holders that, at the time a resale of the resale of shares covered by this prospectus is made by or on behalf of a selling security holder, a copy of this prospectus is to be delivered.

     We have also advised the selling security holders that during the time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M of the Exchange Act. With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security.

     Sales of securities by us and the selling security holders or even the potential of these sales may have a negative effect on the market price of the shares of common stock offered hereby.

                         SHARES ELIGIBLE FOR FUTURE SALE

     As of March 31, 2002, we had 15,544,257 shares of common stock issued and outstanding of which 9,989,364 shares, including the 4,800,834 outstanding shares covered by this prospectus, are freely tradeable without restriction or further registration under the Securities Act, except for any shares purchased by an affiliate of ours. This does not include 3,500,000 shares issuable under our equity incentive plans, or 7,055,451 shares issuable upon exercise of outstanding warrants and conversion of promissory notes. They may be resold by their holders as long as they are covered by a current registration statement or under an available exemption from registration.

     We also have 5,554,893 shares of common stock currently outstanding that are restricted securities, and are not covered by an effective registration statement. The remaining restricted shares will become eligible for sale under Rule 144 at various times provided that they have been held for at least one year. In general, Rule 144 permits a shareholder who has owned restricted shares for at least one year, to sell without registration, within a three month period, up to one percent of our then outstanding common stock. We must be current in our reporting obligations in order for a shareholder to sell shares under Rule 144. In addition, shareholders other than our officers, directors or 5% or greater shareholders who have owned their shares for at least two years, may sell them without volume limitation or the need for our reports to be current.

     We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of the shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could adversely affect market prices for the common stock and could damage our ability to raise capital through the sale of our equity securities.


                                  LEGAL MATTERS

     The validity of the securities offered by this prospectus will be passed upon for us by Atlas Pearlman, P.A., 350 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, FL 33301, Florida. Atlas Pearlman, P.A. and members of that firm own 80,000 shares of our common stock.


                                     EXPERTS

     The consolidated financial statements of Sense Holdings, Inc. as of December 31, 2001 and 1999, and for the years then ended, appearing in this prospectus and registration statement have been audited by Feldman Sherb & Co., P.C., independent auditors, as set forth in their report thereon appearing elsewhere in this prospectus, and are included in reliance upon this report given on the authority of such firm as experts in auditing and accounting.


                             ADDITIONAL INFORMATION

     We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it. Statements contained in this prospectus as to the content of any contract or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts and/or other documents filed as exhibits to the registration statement, and these statements are qualified in their entirety by reference to the contract or document.

     The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549, and at the SEC's regional offices located at The Woolworth Building, 233 Broadway, New York, New York 10279 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of these materials may also be obtained from the SEC's Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

     The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system. Following the effective date of the registration statement relating to this prospectus, we will become subject to the reporting requirements of the Exchange Act and in accordance with these requirements, will file annual, quarterly and special reports, and other information with the SEC. We also intend to furnish our shareholders with annual reports containing audited financial statements and other periodic reports as we think appropriate or as may be required by law.

No dealer, sales representative or any other person has been authorized to give any information or to make any representations other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the company or any of the underwriters. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.


                                TABLE OF CONTENTS

                                                 Page

Prospectus Summary..........................
Risk Factors................................
Capitalization..............................           10,624,784 SHARES
Use of Proceeds.............................
Price Range of Common Stock
   and Dividend Policy......................          SENSE HOLDINGS, INC.
Forward-Looking Statements..................
Management's Discussion and
  Analysis or  Plan of Operation............
Business....................................               PROSPECTUS
Management..................................
Executive Compensation......................
Certain Transactions........................           ________________, 2002
Principal Shareholders......................
Description of Securities...................
Selling Security
  Holders...................................
Plan of Distribution .......................
Shares Eligible for Future Sale.............
Legal Matters...............................
Experts.....................................
Additional Information......................
Financial Statements........................    F-1

                                    PART TWO

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Florida Business Corporation Act (the "Corporation Act") permits the indemnification of directors, employees, officers and agents of Florida corporations. The Company's Articles of Incorporation (the "Articles") and Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Corporation Act.

     The provisions of the Corporation Act that authorize indemnification do not eliminate the duty of care of a director, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Florida law. In addition, each director will continue to be subject to liability for (a) violations of criminal laws, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (b) deriving an improper personal benefit from a transaction, (c) voting for or assenting to an unlawful distribution and (d) willful misconduct or conscious disregard for the best interests of the Company in a proceeding by or in the right of a shareholder. The statute does not affect a director's responsibilities under any other law, such as the Federal securities laws.

     The effect of the foregoing is to require the Company to indemnify the officers and directors of the Company for any claim arising against such persons in their official capacities if such person acted in good faith and in a manner that he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the act and is therefore unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The  estimated   expenses   payable  by  the  Company  in  connection  with  the
distribution of the securities being registered are as follows:

SEC Registration and Filing Fee......................   $       870
Legal Fees and Expenses*.............................   $    10,000
Accounting Fees and Expenses*........................   $     5,000
Financial Printing*..................................   $     1,500
Transfer Agent Fees*.................................   $     1,500
Blue Sky Fees and Expenses*..........................   $       500
Miscellaneous*.......................................   $     2,630
                                                         -----------

           TOTAL.....................................   $    22,000
                                                         ===========

* Estimated

None of the foregoing expenses are being paid by the selling security holders.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     On or about January 19, 1999, the Company issued 4,026,700 shares of common stock to the 38 former shareholders of Sense Technologies, Inc., in connection with the Company's acquisition of all of the issued and outstanding shares of Sense Technologies, Inc. The former shareholders of Sense Technologies, Inc. had access to financial statements and other relevant information concerning the Company and this transaction was exempt from the registration requirement of the Securities Act of 1933, as amended (the "Act") by reason of Section 4(2) of the Act and the rules and regulations thereunder. Subsequently, 50,000 shares issued in the acquisition to a former Sense Technologies shareholder were canceled due to the former shareholder's failure to perform services that had been agreed to.

     In January 1999, the Company issued an aggregate of 290,000 shares of common stock to four persons, in consideration of consulting services rendered to the Company. Such shares were valued at an aggregate of $72,500 or approximately $.25 per share. These shares were issued pursuant to Rule 504 of Regulation D under the Act. No general solicitation or advertising was used in connection with these issuances, and the certificates evidencing the shares did not bear a legend restricting their transferability under the Act.

     In March 1999, the Company issued an aggregate of 240,000 shares of common stock to seven persons, for an aggregate purchase price of $60,000 or approximately $.25 per share. These shares were issued pursuant to Rule 504 of Regulation D under the Act. No general solicitation or advertising was used in connection with these issuances, and the certificates evidencing the shares did not bear a legend restricting their transferability under the Act.

     On or about April 1, 1999, the Company issued 10,000 shares of common stock to one investor for a purchase price of $7,500 or $.75 per share. These shares were issued pursuant to Rule 504 of Regulation D under the Act. No general solicitation or advertising was used in connection with this transaction, and the certificates evidencing the shares did not bear a legend restricting their transferability under the Act. The purchaser had access to business and financial information concerning the Company. The Company had reasonable grounds to believe that the purchaser was an accredited investor, as defined by Rule 501 of Regulation D, and the purchaser represented that he was acquiring the shares for investment purposes only, and not with a view towards distribution or resale except in compliance with applicable securities laws.

     From April 7, 1999 to August 1999, the Company issued an aggregate of 1,016,734 shares of common stock to 46 persons, for an aggregate purchase price of $762,550 or approximately $.75 per share. These shares were issued pursuant to Rule 504 of Regulation D under the Act. Each of the investors (a) had access to business and financial information concerning the Company, (b) represented that it was acquiring the shares for investment purposes only and not with a view towards distribution or resale except in compliance with applicable securities laws and (c) had such knowledge and experience in business and financial matters that they were able to evaluate the risks and merits of an investment in the Company, and were, therefore, sophisticated investors at the time of purchase. In addition, the Company had reasonable grounds to believe that 39 of the investors were accredited investors within the meaning of Rule 501 under Regulation D. No general solicitation or advertising was used in connection with these issuances and the certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom.

     In June  1999,  the  Company  issued  25,000  shares of  common  stock to 9 employees, consultants and/or professional advisors to the Company. The employees, consultants and advisors (a) had a preexisting business relationship with the Company, (b) had access to financial statements and other relevant information concerning the Company, (c) had such knowledge in business and financial matters that it was able to understand the risks and merits of an investment in the Company, and was, therefore, a sophisticated investor at the time of acquisition and (d) the shares that were issued contained a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom. Accordingly, this transaction was exempt from the registration requirements of the Act by reason of Section 4(2) of the Act and the rules and regulations thereunder.

     In July 1999, the Company issued 225,000 shares of common stock to a consultant, in consideration for services rendered to the Company. The consultant (a) had a preexisting business relationship with the Company, (b) had access to financial statements and other relevant information concerning the Company, (c) represented that it was acquiring the shares for investment purposes only and not with a view towards distribution or resale except in compliance with applicable securities laws and (d) had such knowledge in business and financial matters that it was able to understand the risks and merits of an investment in the Company, and was, therefore, a sophisticated investor at the time of acquisition. In addition, the shares that were issued contained a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom. Accordingly, this transaction was exempt from the registration requirements of the Act by reason of Section 4(2) of the Act and the rules and regulations thereunder.

     From February to May 2001, we issued an aggregate of 266,500 shares of common stock to 15 consultants and/or professional advisors to the Company. The consultants and advisors (a) had a preexisting business relationship with the Company, (b) had access to financial statements and other relevant information concerning the Company, (c) had such knowledge in business and financial matters that they were able to understand the risks and merits of an investment in the Company, and were, therefore, sophisticated investors at the time of acquisition and (d) the shares that were issued contained a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom. Accordingly, these transactions were exempt from the registration requirements of the Act by reason of Section 4(2) of the Act and the rules and regulations thereunder.

     On March 26, 2001, we issued an aggregate of 604,000 units, each unit consisting of two shares of common stock and one common stock purchase warrant. The units were issued to a total of seven persons whom the Company had reasonable grounds to believe were accredited investors. Each of the investors
(a) had access to business and financial information concerning the Company, (b) represented that it was acquiring the securities for investment purposes only and not with a view towards distribution or resale except in compliance with applicable securities laws and (c) had such knowledge and experience in business and financial matters that he or she was able to evaluate the risks and merits of an investment in the Company. Therefore each investor was also sophisticated within the meaning of Federal securities laws. In connection with this transaction, the Company issued warrants to purchase 627,500 shares of common stock, as compensation to the placement agent, and 56,000 shares of common stock as compensation to counsel to the placement agent. In addition, the certificates evidencing the shares and warrants that were issued contained a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom. The issuance of these securities was exempt from the registration requirements of the Act by reason of
Section 4(2) and/or the rules and regulations thereunder including Rule 506 of Regulation D.

     On March 31, 2001, we issued an aggregate of 150,000 shares of common stock to 3 lenders as interest on various loans made to us. The lenders (a) had a preexisting business relationship with the Company, (b) had access to financial statements and other relevant information concerning the Company, (c) had such knowledge in business and financial matters that they were able to understand the risks and merits of an investment in the Company, and were, therefore, sophisticated investors at the time of acquisition and (d) the shares that were issued contained a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom. Accordingly, these transactions were exempt from the registration requirements of the Act by reason of Section 4(2) of the Act and the rules and regulations thereunder.

     In May 2001, we donated 4,000 shares of common stock to one person and gifted 2,000 shares of common stock to one person. The donees (a) had a preexisting business relationship with the Company, (b) had access to financial statements and other relevant information concerning the Company, (c) had such knowledge in business and financial matters that they were able to understand the risks and merits of an investment in the Company, and were, therefore, sophisticated investors at the time of acquisition and (d) the shares that were issued contained a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom. Accordingly, these transactions were exempt from the registration requirements of the Act by reason of Section 4(2) of the Act and the rules and regulations thereunder.

     In May 2001, we issued an aggregate of 21,000 shares of common stock to 2 employees in lieu of salary payments, and issued an aggregate of 15,000 shares of common stock to 2 employees as bonuses. The employees (a) had a preexisting business relationship with the Company, (b) had access to financial statements and other relevant information concerning the Company, (c) had such knowledge in business and financial matters that they were able to understand the risks and merits of an investment in the Company, and were, therefore, sophisticated investors at the time of acquisition and (d) the shares that were issued contained a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom. Accordingly, these transactions were exempt from the registration requirements of the Act by reason of Section 4(2) of the Act and the rules and regulations thereunder.

     On May 31, 2001, we issued an aggregate of 2,000,000 shares of our common stock to the two former shareholders of Micro Sensor Technologies, Inc. ("MSTI"), in connection with our acquisition of all of the outstanding shares of MSTI. The shareholders, each of which the Company had reasonable grounds to believe was an accredited investor, (a) had access to business and financial information concerning the Company, (b) represented that it was acquiring the securities for investment purposes only and not with a view towards distribution or resale except in compliance with applicable securities laws and (c) had such knowledge and experience in business and financial matters that it was able to evaluate the risks and merits of an investment in the Company. Therefore each investor was also sophisticated within the meaning of Federal securities laws. In addition, the certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom. The issuance of these securities was exempt from the registration requirements of the Act by reason of
Section 4(2) and/or the rules and regulations thereunder including Rule 506 of Regulation D.

     On August 31, 2001, we issued an aggregate of $1,055,000 principal amount of our 10% promissory notes and an aggregate of 1,055,000 shares of our common stock, for an aggregate purchase price of $1,055,000. These securities were sold to 22 persons, each of whom we had reasonable grounds to believe was an accredited investor. Each of the investors (a) had access to business and financial information concerning us, (b) was afforded the opportunity to ask questions of our management concerning our operations and the terms of the offering, (c) represented that it was acquiring the securities for investment purposes only and not with a view towards distribution or resale except in compliance with applicable securities laws and (d) had such knowledge and experience in business and financial matters that it was able to evaluate the risks and merits of an investment. Therefore, each investor was also sophisticated within the meaning of Federal securities laws. In connection with this transaction, we issued an additional 105,000 shares of common stock as compensation to the placement agent. In addition, the notes and certificates evidencing all of the shares that were issued contained a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom. The issuance of these securities was exempt from the registration requirements of the Act by reason of Section 4(2) and/or the rules and regulations thereunder including Rule 506 of Regulation D.

     From February 2001 to January 2002, we issued an aggregate of 328,000 shares of common stock to ten individuals in consideration of consulting and professional services rendered to us. Each of the consultants and professionals
(a) had a preexisting relationship with us, (b) had access to business and financial information concerning us, (c) was afforded the opportunity to ask questions of our management concerning our operations and the terms of the offering, and (d) had such knowledge and experience in business and financial matters that it was able to evaluate the risks and merits of an investment. Therefore, each investor was "sophisticated" within the meaning of Federal securities laws. In addition, the certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom. The issuance of these securities was exempt from the registration requirements of the Act by reason of Section 4(2) and/or the rules and regulations thereunder including Rule 506 of Regulation D.

     On August 31, 2001, we issued our $30,000 principal amount promissory note and 30,000 shares of common stock to one person, in consideration of consulting services rendered. The note holder (a) had a preexisting relationship with us,
(b) had access to business and financial information concerning us, (c) was afforded the opportunity to ask questions of our management concerning our operations and the terms of the offering, and (d) had such knowledge and experience in business and financial matters that it was able to evaluate the risks and merits of an investment. Therefore, the note holder was "sophisticated" within the meaning of Federal securities laws. In addition, the certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom. The issuance of these securities was exempt from the registration requirements of the Act by reason of
Section 4(2) and/or the rules and regulations thereunder including Rule 506 of Regulation D.

     In December 2001, we issued 8,192 shares of common stock to a consultant, upon conversion of $6,250 in consulting fees due as of December 31, 2001. The shares were issued under our 2001 Equity Compensation Plan, prior to registration of the plan on Form S-8. The consultant (a) had access to business and financial information concerning us, (b) was afforded the opportunity to ask questions of our management concerning our operations and the terms of the offering, (c) represented that it was acquiring the securities for investment purposes only and not with a view towards distribution or resale except in compliance with applicable securities laws and (d) had such knowledge and experience in business and financial matters that it was able to evaluate the risks and merits of an investment. Therefore, the consultant was sophisticated within the meaning of Federal securities laws. In addition, the certificates evidencing the shares that were issued contained a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom. The issuance of these securities was exempt from the registration requirements of the Act by reason of Section 4(2).

     In December 2001 and February 2002, we issued an aggregate of 110,000 shares of our common stock to two professional advisers, in consideration of legal services rendered to us. Counsel (a) had access to business and financial information concerning us, (b) was afforded the opportunity to ask questions of our management concerning our operations and the terms of the offering, (c) represented that it was acquiring the securities for investment purposes only and not with a view towards distribution or resale except in compliance with applicable securities laws and (d) had such knowledge and experience in business and financial matters that it was able to evaluate the risks and merits of an investment. Therefore, counsel was also sophisticated within the meaning of Federal securities laws. In addition, the certificates evidencing all of the shares that were issued contained a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom. The issuance of these securities was exempt from the registration requirements of the Act by reason of Section 4(2) and/or the rules and regulations thereunder including Rule 506 of Regulation D.

     On March 1, 2002, we issued an aggregate of 3,500,834 shares of our common stock and warrants to purchase an additional 3,500,834 shares, for an aggregate purchase price of $2,625,625. These securities were sold to 68 persons, each of whom we had reasonable grounds to believe was an accredited investor. Each of the investors (a) had access to business and financial information concerning us, (b) was afforded the opportunity to ask questions of our management concerning our operations and the terms of the offering, (c) represented that it was acquiring the securities for investment purposes only and not with a view towards distribution or resale except in compliance with applicable securities laws and (d) had such knowledge and experience in business and financial matters that it was able to evaluate the risks and merits of an investment. Therefore, each investor was also sophisticated within the meaning of Federal securities laws. In connection with this transaction, we issued warrants to purchase an additional 866,455 shares of common stock as compensation to the placement agent. In addition, the certificates evidencing all of the shares that were issued contained a legend restricting their transferability absent registration under the Act or the availability of an applicable exemption therefrom. The issuance of these securities was exempt from the registration requirements of the Act by reason of Section 4(2) and/or the rules and regulations thereunder including Rule 506 of Regulation D.


ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

Exhibit No.       Description of Document

      2.1         Agreement and Plan of Merger between Century Silver Mines,Inc.
                  and Sense Holdings, Inc.(1)
   3.1(a)         Articles of Incorporation of Sense Holdings, Inc.(1)
   3.1(b)         Articles of Merger of Century Silver Mines, Inc. into
                  Sense Holdings, Inc. (FL)(1)
   3.1(c)         Articles of Merger of Century Silver Mines, Inc. into Sense
                  Holdings, Inc. (ID)(1)
   3.1(d)         Articles of Amendment increased authorized shares to
                  20,000,000(4)
   3.1(e)         Articles of Amendment increased authorized shares to
                  40,000,000(4)
      3.2         Bylaws (1)
      5.1         Opinion and Consent of Atlas Pearlman, P.A.(4)
     10.1         1999 Stock Option Plan (1)
     10.2         Employment Agreement between the Company and
                  Dore Scott Perler (1)
     10.3         Employment Agreement between the Company and
                  Andrew Goldrich (1)
     10.4         Employment Agreement between the Company and
                  Shawn Tartaglia (1)
     10.5         Technology License Agreement, as amended, with
                  SAC Technologies, Inc.(1)
     10.6         Lease for Sunrise, Florida Office(6)
    10.11         Manufacturing and Non-Compete Agreement with Test Systems
                  Engineering (1)
    10.12         Sales Agreement with Integrated Design, Inc.(1)
    10.13         Agreement and Plan of Acquisition dated May 31, 2001 with
                  Micro Sensor Technologies, Inc. (2)
    10.14         Patent License Agreement dated March 26, 2001, between Micro
                  Sensor Technologies, Inc. and UT-Battelle, LLC (2)
    10.15         Consulting Agreement dated June 1, 2001, between Micro Sensor
                  Technologies, Inc. and Dr. Thomas Thundat(2)
    10.16         Work for Others Agreement dated June 4, 2001, between
                  UT-Battelle, LLC and Micro Sensor Technologies, Inc. (2)
    10.17         2001 Equity Compensation Plan(3)
    10.18         Form of Promissory Note, as amended, issued in August 2001
                  Private Offering (5)
     23.1         Consent of Atlas Pearlman, P.A. (see Exhibit 5.1)(4)
     23.2         Consent of Feldman Sherb & Co. P.C.(4)

-------------------------
(1) Incorporated by reference to exhibits with the corresponding number filed with our registration statement on Form SB-2
         (File No. 333-87293).
(2) Incorporated by reference to exhibits with the corresponding number filed with our registration statement on Form SB-2 (File No.333-62874).
(3) Incorporated by reference to Exhibit 10.1 to our registration statement on Form S-8 (File No. 333-81306).
(4)      Filed herewith.
(5) Incorporated by reference to Exhibit 10.17 to our annual report on Form 10-KSB for the year ended December 31, 2001, filed on April 1, 2002.
(6) Incorporated by reference to Exhibit 10.18 to our annual report on Form 10-KSB for the year ended December 31, 2001, filed on April 1, 2002.

                      SENSE HOLDINGS, INC. AND SUBSIDIARIES
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS






    Independent Auditors' Report                                            F-2

    Consolidated Balance Sheet                                              F-3

    Consolidated Statements of Operations                                   F-4

    Consolidated Statements of Stockholders' Equity (Deficit)               F-5

    Consolidated Statements of Cash Flows                                   F-6

    Notes to Consolidated Financial Statements                      F-7 to F-18

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors
Sense Holdings, Inc. and Subsidiaries
Tamarac, Florida

     We have audited the accompanying consolidated balance sheet of Sense Holdings, Inc. and Subsidiaries as of December 31, 2001, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 2001 and 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amount and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sense Holdings, Inc. and Subsidiaries as of December 31, 2001, and the results of their operations and their cash flows for the years ended December 31, 2001 and 2000, in conformity with accounting principles generally accepted in the United States of America.




                                               /s/ Feldman Sherb & Co., P.C.
                                                   Certified Public Accountants

New York, New York
March 15, 2002

                      SENSE HOLDINGS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                DECEMBER 31, 2001




                                     ASSETS
CURRENT ASSETS:
     Cash                                                         $     440,914
     Accounts receivable (Net of allowance for
       doubtful accounts of $20,000)                                     48,868
     Inventories                                                        119,171
     Advances - shareholders                                             76,222
     Prepaid expenses                                                   101,972
                                                                  --------------

     TOTAL CURRENT ASSETS                                               787,147

PROPERTY AND EQUIPMENT, net                                               5,519

DEFERRED FINANCING COSTS, net                                           568,844

LICENSE AGREEMENTS, net                                                 473,442
                                                                  --------------

     TOTAL ASSETS                                                 $   1,834,952
                                                                  ==============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
     Accounts payable and accrued expenses                        $     261,072
     Accrued interest                                                    35,167
     Notes payable                                                    1,055,000
                                                                  --------------

     TOTAL CURRENT LIABILITIES                                        1,351,239
                                                                  --------------

STOCKHOLDERS' EQUITY:
     Common stock, $.10 par value, 20,000,000 shares
       authorized; 11,918,136 shares issued and outstanding           1,191,813
     Additional paid-in capital                                       3,037,181
     Accumulated deficit                                             (3,745,281)
                                                                  --------------

     TOTAL STOCKHOLDERS' EQUITY                                         483,713
                                                                  --------------

     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                   $   1,834,952
                                                                  ==============






                   See notes to consolidated financial statements

                      SENSE HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                 Years Ended December 31,
                                        ----------------------------------------
                                               2001                  2000
                                        -----------------     ------------------


Sales                                   $         69,569      $          91,591

Cost of goods sold                                21,798                 10,446
                                        -----------------     ------------------

Gross profit                                      47,771                 81,145
                                        -----------------     ------------------

OPERATING EXPENSES:
   General and administrative                  1,148,707                790,198
   Research and development                      460,253                135,231
   Depreciation and amortization                  65,262                  2,759
                                        -----------------     ------------------
                                               1,674,222                928,188
                                        -----------------     ------------------

Loss from operations                          (1,626,451)              (847,043)

OTHER EXPENSES:
   Interest expense, net                        (387,235)               (41,824)
                                        -----------------     ------------------

Net loss                                $     (2,013,686)     $        (888,867)
                                        =================     ==================

Net loss per common share - basic
   and diluted                          $          (0.21)     $           (0.14)
                                        =================     ==================

Weighted average number of shares
   outstanding - basic and diluted             9,786,559              6,309,832
                                        =================     ==================












               See notes to consolidated financial statements

                                               SENSE HOLDINGS, INC. AND SUBSIDIARIES

                                       CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)



                                                                    Common Stock
                                                           ------------------------   Additional                       Total
                                                             Number of                 Paid-in      Accumulated     Stockholders'
                                                              Shares      Amount       Capital        Deficit      Equity (Deficit)
                                                           ----------- ------------  ------------   ------------  -----------------

Balance, December 31, 1999                                  6,072,142  $   607,214   $   550,619    $  (842,728)  $        315,105

Issuance of common stock
   for services                                               438,494       43,849       374,491              -            418,340

Net loss                                                            -            -             -       (888,867)          (888,867)
                                                           ----------- ------------    ----------   ------------   -----------------

Balance, December 31, 2000                                  6,510,636      651,063       925,110     (1,731,595)          (155,422)

Issuance of common stock for services                         886,500       88,650       331,191              -            419,841

Sale of common stock                                        1,208,000      120,800       465,550              -            586,350

Issuance of common stock in connection with stock offering     56,000        5,600        (5,600)             -                  -


Shares issued for acquisition                               2,000,000      200,000       560,000              -            760,000

Repurchase of common stock                                     (3,000)        (300)       (1,288)             -             (1,588)

Issuance of common stock in connection with short term loan   100,000       10,000       102,500              -            112,500

Issuance of shares for services in connection
  with notes payable                                          105,000       10,500        49,035              -             59,535

Issuance of shares for notes payable                        1,055,000      105,500       492,685              -            598,185

Options and warrants granted for services                           -            -        47,998              -             47,998

Beneficial conversion of notes payable                              -            -        70,000              -             70,000

Net loss                                                            -            -             -     (2,013,686)        (2,013,686)

                                                           ----------- ------------  ------------  -------------  -----------------
Balance December 31, 2001                                  11,918,136  $ 1,191,813   $ 3,037,181   $ (3,745,281)  $        483,713
                                                           =========== ============  ============  =============  =================


                                           See notes to consolidated financial statements
                                                                F-5

                      SENSE HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                         Years Ended December 31,
                                                                         -------------------------
                                                                            2001          2000
                                                                         -----------   -----------

CASH FLOWS FROM OPERATING ACTIVITIES:
    Net loss                                                            $(2,013,686)  $  (888,867)
                                                                         -----------   -----------
    Adjustments to reconcile net loss to net cash used in operations:
          Depreciation and amortization                                      65,262         2,759
          Common stock issued for professional services                     419,841       418,340
          Interest expense  from issuance of common stock                    70,312             -
          Amortization of deferred financing costs                          284,421             -
          Common stock options and warrants granted for services             47,998             -

    Changes in assets and liabilities:
       Accounts receivable                                                   12,231        (1,304)
       Inventories                                                           (2,182)     (106,644)
       Prepaid expenses                                                      55,828             -
       Other current assets                                                  15,177       (12,585)
       Accounts payable and accrued expenses                                 21,484       216,122
       Accrued interest                                                      35,167             -
                                                                         -----------   -----------
          Total adjustments                                               1,025,539       516,688
                                                                         -----------   -----------

NET CASH USED IN OPERATING ACTIVITIES                                      (988,147)     (372,179)
                                                                         -----------   -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
    Cash from acquisition                                                   104,028             -
                                                                         -----------   -----------
NET CASH FLOWS PROVIDED BY INVESTING ACTIVITIES                             104,028             -
                                                                         -----------   -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
    Receipts from (repayment of) bank overdraft                              (4,162)        4,162
    Repayments of (proceeds from) short-term loans                         (150,000)      150,000
    Financing costs paid                                                   (125,545)            -
    Advances to shareholders                                                (35,022)      (36,300)
    Repurchase of common stock                                               (1,588)            -
    Proceeds from notes payable                                           1,055,000             -
    Proceeds from the sale of common stock                                  586,350             -
                                                                         -----------   -----------
NET CASH FLOWS PROVIDED BY FINANCING ACTIVITIES                           1,325,033       117,862
                                                                         -----------   -----------

NET (DECREASE) INCREASE IN CASH                                             440,914      (254,317)

CASH - beginning of year                                                          -       254,317
                                                                         -----------   -----------

CASH - end of year                                                      $   440,914   $         -
                                                                         ===========   ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:

Cash paid for:
    Interest                                                            $         -   $         -
                                                                         ===========   ===========
    Taxes                                                               $         -   $         -
                                                                         ===========   ===========

NONCASH INVESTING AND FINANCING ACTIVITIES:
    Common stock issued in connection with acquisition,
      net of cash acquired                                              $   655,972   $         -
                                                                         ===========   ===========
    Common stock issued in connection with note payable and debt        $   770,220   $         -
                                                                         ===========   ===========
    Deferred financing costs recorded for beneficial conversion         $    70,000   $         -
                                                                         ===========   ===========




                 See notes to consolidated financial statements
                                       F-6

                      SENSE HOLDINGS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     YEARS ENDED DECEMBER 31, 2001 AND 2000


NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Sense Technologies, Inc. ("Sense") was formed on July 13, 1998 to design, develop, manufacture and sell biometric security identification systems.

On January 19, 1999, Sense was acquired by Century Silver Mines, Inc. ("CSM"), an Idaho corporation, for 4,026,700 shares of CSM stock (the "Exchange"). The Exchange was completed pursuant to the Agreement and Plan of Reorganization between Sense and CSM. The Exchange has been accounted for as a reverse acquisition under the purchase method for business combinations. Accordingly, the combination of the two companies is recorded as a recapitalization of Sense, pursuant to which Sense is treated as the continuing entity. In August 1999, pursuant to the approval of the Board of Directors of CSM, the name of the company changed to Sense Holdings, Inc. (the "Company").

On May 31, 2001, the Company acquired 100% of the outstanding stock of Micro Sensor Technologies, Inc. ("Micro Sensor") in exchange for 2,000,000 shares of the Company's common stock.

Principles of consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All material inter-company transactions have been eliminated.

Cash and Cash Equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Inventories

Inventories are stated at the lower of average cost or market.

Property and Equipment

Property and equipment are stated at cost. Depreciation on property and equipment is calculated using the straight-line method over the estimated useful lives of the assets. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheet for cash, receivables, accounts payable and accrued expenses approximate their fair market value based on the short-term maturity of these instruments.

                      SENSE HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                     YEARS ENDED DECEMBER 31, 2001 AND 2000


Revenue Recognition

The Company recognizes revenues as units of its product are shipped to its customers.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Impairment of long-lived assets

The Company evaluates the recoverability and carrying value of its long-lived assets at each balance sheet date, based on guidance issued in SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." Among other factors considered in such evaluation is the historical and projected operating performance of business operations, the operating environment and business strategy, competitive information and market trends. As of December 31, 2001, the Company believes that its long-lived asset have not been impaired.

Income Taxes

Under the asset and liability method of FASB Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax assets are reduced by a valuation allowance, when in the Company's opinion it is likely that some portion or the entire deferred tax asset will not be realized.

Comprehensive Income

The Company has adopted Statement of Financial Accounting Standards No. 130 ("SFAS 130) "Reporting Comprehensive Income". Comprehensive income is comprised of net loss and all changes to the statements of stockholders' equity, except those due to investments by stockholders, changes in paid-in capital and distribution to stockholders. For the period ended December 31, 2000 and 2001, the Company had deemed comprehensive income to be negligible.

Research and Development

Research and development costs are expensed as incurred. These costs primarily consist of fees paid for the development of the Company's software.

                      SENSE HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                     YEARS ENDED DECEMBER 31, 2001 AND 2000


Licensing Agreements

Licensing agreements are stated at cost, less accumulated amortization. Amortization is computed using the straight-line method over an estimated life of ten years based upon management's expectations relating to the life of the technology and current competitive market conditions. The estimated life is reevaluated each year based upon changes in these factors. For the year ended December 31, 2001, amortization of license agreements amounted to $62,530.

Stock Based Compensation

The Company uses SFAS No. 123, "Accounting for Stock-Based Compensation," which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provision of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants as if the fair-value-based method defined in SFAS No. 123 has been applied. The Company has elected to continue to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.

Concentration Of Credit Risk

Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents. The Company's investment policy is to invest in low risk, highly liquid investments. The Company has not experienced any losses in such account and does not believe it is exposed to any significant credit risk in its cash investment.

The Company maintains its cash balances at financial institutions located in Florida. These balances are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 2001, the Company's cash balances exceeded the insured limits by $360,000. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash on deposit.

Loss Per Common Share

Basic loss per common share is based upon the weighted average number of common shares outstanding during the year. Diluted earnings (loss) per common share include the effects of potential dilution that would occur if securities (such as warrants) or other contracts (such as options) to issue common stock were exercised or converted into common stock. Such instruments that are convertible into common stock are excluded from the computation in periods in which they have an anti-dilutive effect. Potential common shares included in the computation are not presented in the consolidated financial statements, as their effect would be anti-dilutive. As of December 31, 2001, the Company had 3,317,000 stock options and warrants that may potentially dilute earnings per share.

                      SENSE HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                     YEARS ENDED DECEMBER 31, 2001 AND 2000


Recent Accounting Pronouncements

In June 2001, the FASB issued SFAS No. 141, "Business Combinations." SFAS No. 141 applies prospectively to all business combinations initiated after June 30, 2001 and to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. This statement requires all business combinations to be accounted for using the purchase method. Under previously existing accounting rules, business combinations were accounted for using one of two methods, the pooling-of-interests method or the purchase method. The adoption of SFAS No. 141 is not expected to have a significant impact on the Company's consolidated financial statements.

In June 2001, the FASB issued SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. Under SFAS No. 142, goodwill and some intangible assets will no longer be amortized, but rather reviewed for impairment on a periodic basis. The provisions of this statement are required to be applied starting with fiscal years beginning after December 15, 2001. This statement is required to be applied at the beginning of the Company's fiscal year and to be applied to all goodwill and other intangible assets recognized in its financial statements at that date. Impairment losses for goodwill and certain intangible assets that arise due to the initial application of this statement are to be reported as resulting from a change in accounting principle. Goodwill and intangible assets acquired after June 30, 2001 will be subject immediately to the provision of this statement. The adoption of SFAS No. 142 is not expected to have a material impact on the Company's consolidated financial statements.

In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." The standard requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. When the liability is initially recorded, the entity capitalizes a cost by increasing the carrying amount of the related long-lived asset. Over time, the liability is accreted to its present value each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss upon settlement. The standard is effective for fiscal years beginning after June 15, 2002. The adoption of SFAS No. 143 is not expected to have a material impact on the Company's consolidated financial statements.

In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 replaces SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 144 requires that long-lived assets be measured at the lower of carrying amount or fair value less cost to sell, whether reported in continuing operations or in discontinued operations. Therefore, discontinued operations will no longer be measured at net realizable value or include amounts for operating losses that have not yet occurred. SFAS No. 144 also broadens the reporting of discontinued operations to include all components of an entity with operations that can be distinguished from the rest of the entity and that will be eliminated from the ongoing operations of the entity in a disposal transaction. The provisions of SFAS No. 144 are effective for financial statements issued for fiscal years beginning after December 15, 2001. The adoption of SFAS No. 144 is not expected to have a material impact on the Company's consolidated financial statements.

                      SENSE HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                     YEARS ENDED DECEMBER 31, 2001 AND 2000

NOTE 2 - INVENTORIES

At December 31, 2001 inventories consist of:

         Raw materials                                       $       7,750
         Finished goods                                            111,421
                                                             --------------
                                                             $     119,171
                                                             ==============

NOTE 3 - RELATED PARTY TRANSACTIONS

During 2001, certain shareholders received funds from the Company. The advances are non-interest bearing and are payable on demand. At December 31, 2001, advances to the shareholders amounted to $76,222.

NOTE 4 - PROPERTY and EQUIPMENT

At December 31, 2001, property and equipment consisted of the following:

              Computer equipment                           $          13,795
              Less: Accumulated depreciation                           8,276
                                                           ------------------
                                                           $           5,519
                                                           ==================

For the year ended December 31, 2001 and 2000, depreciation expense amounted to $2,732 and $2,259, respectively.

NOTE 5 - ACQUISITION

On May 31, 2001, the Company acquired 100% of the outstanding stock of Micro Sensor Technologies, Inc. ("Micro Sensor") in exchange for 2,000,000 shares of the Company's common stock. The Company accounted for this acquisition using the purchase method of accounting and, accordingly, the operating results of Micro Sensor have been included in the Company's consolidated financial statements since the date of acquisition. The Company valued the shares exchanged at $0.38 per share or $760,000. The purchase price exceeded the fair value of assets acquired by $535,972. The excess has been allocated to as a license agreement and is being amortized on a straight-line basis over five years. Pro forma financial information related to the acquisition has not been presented, as the results are immaterial.

NOTE 6- NOTES PAYABLE

On August 31, 2001, the Company issued notes payable in the amount of $1,055,000 in connection with a private placement. The notes bear interest at 10% per annum. In November 2001, the note agreements were amended. The maturity date of the notes was extended from an original maturity date of March 1, 2002 to September 1, 2002. Additionally, each note payable is convertible into common stock at a conversion price of $.75 per share or an aggregate of 1,406,661 shares of common stock. For the year ended December 31, 2001, $35,167 has been charged to interest expense. The beneficial conversion feature present in the issuance of the notes payable as determined on the date of issuance of the Company's common stock totaled $70,000 and recorded as interest expense and additional paid-in capital. As of December 31, 2001, no conversion had occurred

                      SENSE HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                     YEARS ENDED DECEMBER 31, 2001 AND 2000

NOTE 7 - COMMITMENTS

Operating Lease

The Company leases office space under operating leases commencing September 1999. On January 25, 2002 the Company entered into a new lease agreement and relocated to a new office space. The lease commenced on March 1, 2002 and terminates on February 28, 2005.

At December 31, 2001, minimum rental commitments are as follow:

                     2002                       $          33,976
                     2003                                  37,860
                     2004                                  37,860
                     2005                                   6,310
                                                ------------------

                                                $         116,006
                                                ==================

License Agreements

On March 26, 2001, the Company's subsidiary, Micro Sensor entered into a patent license agreement with a technology company. Under the terms of the agreement, Micro Sensor has been granted the right and license to use, sell, manufacture, or distribute the products in the field of use as described in the agreement. The agreement expires upon the expiration of the proprietary rights. Micro Sensor is required to pay royalty fees in the amount of $5,000 commencing on the third anniversary of the agreement, March 2004. For each succeeding year, the amount will escalate by $5,000 per year. Commencing in the seventh year, the annual fee will be fixed at $25,000.

On August 27, 2001, the Company entered into a license agreement with a software development company. Under the terms of the agreement, the Company, has been granted a non-exclusive, non-transferable right to incorporate, use, copy, reproduce, market, sell, and distribute the software company's technology in its identification systems. The agreement expires on August 31, 2004 and may be renewed for an additional year. The Company paid an initial transfer fee of $25,000 and is required to pay an annual maintenance fee of $15,300. In addition, the Company is required to pay royalty fees in the amounts between $10 and $25 per system sold, depending on the quarterly volume. The agreement requires a minimum royalty fee in the first quarter of 2002 to be $5,000. For each succeeding quarter of 2002, the amount will escalate by $5,000. Commencing in 2003, the minimum quarterly fee will be fixed at $25,000.

Employment Agreement

The Company has entered into an employment agreement with a consultant to provide legal services for an indefinite period commencing on November 26, 2001. In the event of sale of the Company, the consultant will be entitled to receive the cash equivalent of one year's pay as a severance package. In addition to an annual salary of $60,000 in cash, the Company is required to pay $60,000 in shares per year. The shares will be granted on the last business day of each month for an amount of shares equal to $5,000 on the day the shares are issued

                      SENSE HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                     YEARS ENDED DECEMBER 31, 2001 AND 2000

NOTE 7 - COMMITMENTS (Continued)

Employment Agreement (Continued)

A maximum of 10,000 shares and a minimum of 2,500 shares will be transferred each month regardless of stock price or other compensation. In addition, the agreement entitles the consultant to receive options to purchase 20,000 shares of common stock of the Company for each of the next three years of employment at 10% less than fair market value on the date of the agreement. If the agreement is terminated at any time other than the anniversary date, any stock options which would have accrued during the termination year will be offered on a pro rata basis at the time of termination.

NOTE 8 - INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). SFAS No. 109 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statements and tax basis of assets and liabilities, and for the expected future tax benefit to be derived from tax loss and tax credit carryforwards. SFAS No. 109 additionally requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets.

The provision (benefit) for income taxes differs from the amounts computed by applying the statutory federal income tax rate to income (loss) before provision for income taxes, the reconciliation is as follows:

                                                                         Year Ended            Year Ended December
                                                                     December 31, 2001              31, 2000
                                                                     -------------------      ----------------------
         Taxes benefit computed at statutory rate                    $         (785,000)      $            (356,000)

         Permanent differences                                                  258,000                     167,000
         Income tax benefit not utilized                                        527,000                     189,000
                                                                     -------------------      ----------------------

         Net income tax benefit                                      $                -       $                   -
                                                                     ===================      ======================

The Company has a net operating loss carryforward for tax purposes totaling approximately $2,400,000 at December 31, 2001 expiring through the year 2021.

Listed below are the tax effects of the items related to the Company's net tax asset:

                                                             December 31, 2001
                                                            -------------------
         Tax benefit of net operating loss carryforward     $          938,000
         Valuation Allowance                                          (938,000)
                                                            -------------------
         Net deferred tax asset recorded                    $                -
                                                            ===================

                      SENSE HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                     YEARS ENDED DECEMBER 31, 2001 AND 2000


NOTE 9 - STOCKHOLDERS' EQUITY

Common Stock

In May 2000, the Company issued 334,000 shares of its common stock to various consultants, in consideration for services rendered to the Company. Such shares were valued at an aggregate of $303,606 or $0.91 per share. Such amounts were recorded as compensation.

On May 31, 2000, the Company amended its articles of incorporation to increase the number of common shares it is authorized to issue from 10,000,000 to 20,000,000.

On September 8, 2000, the Company issued 104,494 shares of its common stock to various consultants, in consideration for services rendered to the Company. Such shares were valued at $114,734 or $1.01 per share. Such amounts were recorded as compensation.

During 2001, the Company issued 886,500 of its common shares to consultants and employees for services rendered. The shares were valued at prices ranging from $.39 to $.75. For the year ended December 31, 2001, the Company recorded compensation expense of $300,420 and professional fees of $119,421.

On March 28, 2001, the Company raised $755,000 through a private placement of 604,000 units ($1.25 per unit), each unit consisting of two shares of the Company's common stock and one common stock purchase warrant exercisable at $1.50 per share. The Company incurred costs in relation to this private placement of $168,650 and netted proceeds of $586,350. The Company also issued 56,000 shares of its common stock for legal services rendered in relation to this offering. Additionally, the Company issued to a consultant that provided services in relation to securing the proceeds of this offering, 627,500 common stock warrants exercisable at $0.50 per share. All costs associated with this offering are recorded net against the gross proceeds.

On May 31, 2001, the Company issued 2,000,000 shares of its common stock in exchange for 100% of the outstanding stock of Micro Sensor Technologies, Inc. ("Micro Sensor"). The Company valued the shares exchanged at $0.38 per share or $760,000.

In connection with a loan payable dated August 15, 2000, the Company agreed to issue 100,000 shares of the Company's restricted common stock to the holder of the loan at the end of the loan, which was due on August 15, 2001. The common shares to be issued were valued on the loan date at the fair market value of $1.12 per share for an aggregate of $112,500. Accordingly, as of December 31, 2000, the Company accrued $42,188 in interest expense in connection with these shares to be issued. In May 2001, the Company issued these shares and recorded additional interest expense of $70,312 related to these shares.

In June 2001, the Company purchased 3,000 shares of its common stock at $0.53 per share or $1,588. Such shares were subsequently retired.

                      SENSE HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                     YEARS ENDED DECEMBER 31, 2001 AND 2000


NOTE 9 - STOCKHOLDERS' EQUITY (Continued)

Common Stock (Continued)

On August 31, 2001, in connection with a note payable, the Company issued 1,055,000 shares of common stock. The stock was issued having a fair market value on the date that the funds were received of $598,185. The amount has been recorded as deferred financing costs, which is being amortized over the life of the notes. For the year ended December 31, 2001, $199,395 has been charged to interest expense.

Additionally, in connection with the offering, the Company issued to an investment banker for services provided in relation to securing the proceeds of this offering, 105,000 shares of its common stock. These shares were valued at fair market value of $.57 per share or $59,535. The Company has recorded the amount as deferred financing costs and is amortizing such amount over the life of the notes. For the year ended December 31, 2001, $19,845 has been charged to interest expense.

Common Stock Option and Warrants

1999 Stock Option Plan

On July 19, 1999, the board of directors adopted the Company's 1999 Stock Option Plan (the "1999 Plan"). The Company has reserved 1,500,000 shares of common stock for issuance upon exercise of options granted from time to time under the 1999 stock option plan. The 1999 stock option plan is intended to assist the Company in securing and retaining key employees, directors and consultants by allowing them to participate in the Company's ownership and growth through the grant of incentive and non-qualified options. Under the stock option plan, the Company may grant incentive stock options only to key employees and employee directors, or the Company may grant non-qualified options to employees, officers, directors and consultants. The Company's board of directors currently administers the 1999 stock option plan. Subject to the provisions of the 1999 stock option plan, the board will determine who shall receive options, the number of shares of common stock that may be purchased under the options, the time and manner of exercise of options and exercise prices. The term of the options granted under the 1999 stock option plan may not exceed ten years (five years for an incentive stock option granted to an optionee owning more than 10% of our voting stock). The exercise price for incentive stock options will be equal to or greater than 100% of the fair market value of the shares of the common stock at the time granted. However, the incentive stock options granted to a 10% holder of the Company's voting stock are exercisable at a price equal to or greater than 110% of the fair market value of the common stock at the date of the grant. The exercise price for non-qualified options will be set by the board, in its discretion, but in no event shall the exercise price be less than 75% of the fair market value of the shares of common stock on the date of grant. The exercise price may be payable in cash or, with the approval of the board, by delivery of shares or a combination of cash and shares. Shares of common stock received upon exercise of options will be subject to restrictions on sale or transfer. During 2001, the Company granted 1,485,000 options under the 1999 stock option plan, as discussed below.

                      SENSE HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                     YEARS ENDED DECEMBER 31, 2001 AND 2000


NOTE 9 - STOCKHOLDERS' EQUITY (Continued)

2001 Equity Compensation Plan

On November 26, 2001, the board of directors adopted the Company's 2001 Equity Compensation Plan (the "2001 Plan"). The Company has reserved 2,000,000 shares of the Company's common stock. The purpose of the 2001 Plan is to provide designated employees, certain key advisors who perform services for the Company, and non-employee board members with the opportunity to receive grants of incentive stock options, nonqualified stock options and restricted stock. The Company believes that the Plan will encourage the participants to contribute materially to the growth of the Company, thereby benefiting the Company's shareholders. The Plan is administered by the Company's board of directors or a committee appointed by the board.

Subject to the provisions of the stock option plan, the board of directors or its appointed committee shall have the sole authority to determine the individuals to whom grants shall be made, the type, size and terms of the grants to be made to each individual. In addition, the board or its appointed committee will determine the time when the grants will be made and the duration of grants including exercise or restrictions and criteria for exercisability.

The term of the options granted under the 2001 Plan may not exceed ten years (five years for an incentive stock option granted to an optionee owning more than 10% of our voting stock). The exercise price for incentive stock options may be equal to, or greater than the fair market value of the shares of the common stock at the time granted. However, the incentive stock options granted to a 10% holder of the Company's voting stock are exercisable at a price equal to or greater than 110% of the fair market value of the common stock at the date of the grant. In the case of an option granted that qualifies as performance based compensation, the exercise price may not be less than 100% of the fair market value of the Company's stock on the date of grant. The exercise price for non-qualified options granted to non-employee directors, shall equal 100% of the fair market value of the Company's common stock at the date of grant. The exercise price may be payable in cash or, with the approval of the board, by delivery of shares or a combination of cash and shares. Shares of common stock received upon exercise of options will be subject to restrictions on sale or transfer. As of December 31, 2001, the Company has granted 550,500 options under the 2001 stock option plan, as discussed below.

During 2001, the Company granted options to purchase 1,385,000 shares of common stock to certain employees of the Company under the 1999 Plan and 537,500 shares under the 2001 Plan. The options are exercisable at per share prices ranging from $.39 to $.50 per share and $.63 to $.69 per share, respectively, which was the fair market value of the common stock at the grant date.

During 2001, the Company granted options to purchase 100,000 shares of common stock to consultants of the Company under the 1999 Plan and 13,000 shares under the 2001 Plan. The options are exercisable at a price of $.39 per share and $.63 per share, respectively, which was the fair market value of the common stock at the grant date. Consulting expense in the amount of $22,348 has been recorded for the year ended December 31, 2001 relating to these options.

                      SENSE HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                     YEARS ENDED DECEMBER 31, 2001 AND 2000



NOTE 9 - STOCKHOLDERS' EQUITY (Continued)

Common Stock Option and Warrants (Continued)

The Company applies APB No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for its stock options. As a result no compensation expense has been recognized for employee and director stock options. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net loss would have been reported as follows:

                                       Years Ended December 31,
                                       2001                 2000
                                  -----------------  ----------------

    Net Income (loss):
     As reported                  $     (2,013,686)  $      (888,867)
     Pro forma                    $     (2,464,796)  $      (888,867)

    Diluted income (loss) per common share:
        As reported               $          (.21)   $          (.14)
        Pro forma                 $          (.25)   $          (.14)

On March 28, 2001, the Company granted 654,000 common stock purchase warrants through a private placement. The warrants are exercisable at prices ranging from $.50 to $1.50 per share. In addition, the Company issued to a consultant that provided services in relation to securing the proceeds of this offering, 627,500 common stock purchase warrants exercisable at $0.50 per share which was the fair market value of the common stock at that date. Consulting expense in the amount of $25,650 has been recorded for the year ended December 31, 2001

The Company utilizes the Black-Scholes option-pricing model to calculate the fair value of each individual issuance of options and warrants. The per-share weighted average fair value of stock options and warrants granted during 2001 was $0.20 on the date of grant using the Black-Scholes pricing model and the following assumptions:

     Expected dividend yield                      0%
     Risk-free interest rate                 4.5% - 5%
     Annualized volatility                    54%-105%
     Expected life, in years                      2-5

Stock option activity for the year ended December 31, 2001 is summarized as follows:

                                           Number of     Weighted average
                                            shares        exercise price
                                          -----------    ----------------
Outstanding at December 31, 2000                   -     $             -
Granted                                    2,035,500                0.51
Exercised                                          -                   -
Canceled                                           -                   -
                                          -----------    ----------------

Outstanding at December 31, 2001           2,035,500     $          0.51
                                          ===========    ================

                      SENSE HOLDINGS, INC. AND SUBSIDIARIES
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
                     YEARS ENDED DECEMBER 31, 2001 AND 2000



NOTE 9 - STOCKHOLDERS' EQUITY (Continued)

Common Stock Option and Warrants (Continued)

Stock warrant activity for the year ended December 31, 2001 is summarized as follows:

                                         Number of      Weighted average
                                           shares        exercise price
                                         ---------      ----------------
Outstanding at December 31, 2000                 -      $             -
Granted                                  1,281,500                 0.98
Exercised                                        -                    -
Canceled                                         -                    -
                                         ---------      ----------------
Outstanding at December 31, 2001         1,281,500      $          0.98
                                         =========      ================

The following table summarizes the Company's stock options and warrants outstanding at December 31, 2001:

                      Options and warrants outstanding and exercisable
                     --------------------------------------------------
                                         Weighted     Weighted
                                         average       average
          Range of                      remaining     exercise
        exercise price     Number          life         price
        --------------   ---------      ---------     ---------

        $   0.39-0.50    2,112,500          3.00        $ 0.47
        $   0.63-0.69      600,500          2.25        $ 0.67
        $        1.50      604,000          4.75        $ 1.50
                         ---------

                         3,317,000


NOTE 10 - SUBSEQUENT EVENTS

On January 14, 2002 the Company granted 8,192 shares of the Company's common stock to a consultant in consideration for services rendered during the months of November and December 2001.

On January 30, 2002, the shareholders of the Company approved an increase in the number of authorized shares to 40,000,000.

On February 15, 2002 the Company granted 5,376 shares of the Company's common stock to a consultant in consideration for services rendered during the month of January 2002.

On March 1, 2002, the Company raised $2,625,625 through a private placement of 70 units ($37,500 per unit), each unit consisting of 50,000 shares of the Company's common stock and 50,000 common stock warrants exercisable at $1.25 per share with an expiration date of five years from the date of closing.

ITEM 28.  UNDERTAKINGS

The undersigned Registrant also undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or preceding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Sunrise, Florida on April 12, 2002.

                                     SENSE HOLDINGS, INC.


                                     By:  /s/ Dore Scott Perler
                                              Dore Scott Perler
                                              Chairman, Chief Executive Officer
                                              and Principal Financial and
                                              Accounting Officer


     Pursuant to the requirements of the Securities Act of 1933, this amendment to Form SB-2 registration statement has been signed by the following persons in the capacities and on the dates indicated.


        SIGNATURE                                 TITLE                                  DATE
        ---------                                 -----                                  ----



/s/ Dore Scott Perler                       Chief Executive Officer,                  April 12, 2002
------------------------------------
Dore Scott Perler                           President and Director
                                            (Principal Executive Officer
                                            and Principal Accounting
                                            Officer)

/s/ Andrew Goldrich                         Vice President and Director               April 12, 2002
------------------------------------
Andrew Goldrich


/s/ Shawn Tartaglia                         Chief Technical Officer                   April 12, 2002
------------------------------------
Shawn Tartaglia                             and Director


/s/ Julie Slater                            Director                                  April 12, 2002
------------------------------------
Julie Slater

